     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 18, 1997


                                                      REGISTRATION NO. 333-10675
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                 POST-EFFECTIVE

                                AMENDMENT NO. 2

                                       TO
                                   FORM SB-2
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                         FAMOUS DAVE'S OF AMERICA, INC.
                 (Name of Small Business Issue in its Charter)

          MINNESOTA                        5812                        41-1782300
(State or other jurisdiction   (Primary standard industrial         (I.R.S. Employer
              of                classification code number)      Identification Number)
       incorporation)

                   12700 INDUSTRIAL PARK BOULEVARD, SUITE 60
                          MINNEAPOLIS, MINNESOTA 55441
                                 (612) 557-5798
         (Address and Telephone Number of Principal Executive Offices)

                            MARK A. PAYNE, PRESIDENT
                         FAMOUS DAVE'S OF AMERICA, INC.
                   12700 INDUSTRIAL PARK BOULEVARD, SUITE 60
                          MINNEAPOLIS, MINNESOTA 55441
                                 (612) 557-5798
           (Name, Address, and Telephone Number of Agent For Service)

                                   Copies to:

                           RUSSELL F. LEDERMAN, ESQ.
                         MASLON EDELMAN BORMAN & BRAND,
                  A PROFESSIONAL LIMITED LIABILITY PARTNERSHIP
                              3300 NORWEST CENTER
                          MINNEAPOLIS, MINNESOTA 55402
                                 (612) 672-8200
                               FAX (612) 672-8397

    APPROXIMATE DATE OF PROPOSED SALE TO THE PUBLIC: From time to time after the effective date of this Registration Statement.

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]
================================================================================
                               famous dave's logo

                                2,645,000 SHARES

                         FAMOUS DAVE'S OF AMERICA, INC.

                                  COMMON STOCK

                           -------------------------

     Famous Dave's of America, Inc. (the "Company") is offering 2,645,000 shares of Common Stock issuable upon exercise of the Company's outstanding Class A Warrants. The Class A Warrants are immediately exercisable. Each Class A Warrant entitles the holder to purchase at any time until October 21, 2000, one share of Common Stock at an exercise price of $8.50 per warrant, subject to adjustment. The Class A Warrants are subject to redemption by the Company for $.01 per warrant on 30 days' written notice. The Class A Warrants were originally issued by the Company in the Company's October 1996 initial public offering ("IPO") as a part of a unit (a "Unit") consisting of one share of the Company's Common Stock and one Class A Warrant. See "Description of Securities."


     The Common Stock, Class A Warrants and Units are listed on the Nasdaq SmallCap Market under the symbols DAVE, DAVEW, and DAVEU, respectively. On June 16, 1997, the last sale price of the Common Stock as reported by Nasdaq was $13.13. See "Price Range of Common Stock and Dividend Policy."


                           -------------------------

     THIS OFFERING INVOLVES A HIGH DEGREE OF RISK AND SUBSTANTIAL DILUTION. SEE "RISK FACTORS" COMMENCING ON PAGE 6 AND "DILUTION" ON PAGE 11. THESE ARE SPECULATIVE SECURITIES.

                           -------------------------

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.

=============================================================================================================
                                           PRICE TO               UNDERWRITING             PROCEEDS TO
                                       WARRANT HOLDERS              DISCOUNT              COMPANY(1)(2)
-------------------------------------------------------------------------------------------------------------
Per Share.........................          $8.50                      --                     $8.50
-------------------------------------------------------------------------------------------------------------
Total.............................       $22,482,500                   --                  $22,482,500
=============================================================================================================

(1) Assumes all Class A Warrants are exercised.

(2) Before deducting expenses estimated at $50,000.


                 The date of this Prospectus is June 18, 1997.

                               PROSPECTUS SUMMARY

     The following summary is qualified in its entirety by the more detailed information and financial statements (including the notes thereto) appearing elsewhere in this Prospectus. Unless otherwise indicated, the information in this Prospectus assumes no exercise of Class A Warrants. This Prospectus contains forward-looking statements that involve significant risks and uncertainties. The Company's actual results may differ significantly from the results discussed in the forward-looking statements. Factors that might cause such differences include, but are not limited to, those discussed under the heading "Risk Factors", which prospective investors should carefully consider.

                                  THE COMPANY


     Famous Dave's of America, Inc. (the "Company") develops, owns and operates American roadhouse-style barbeque restaurants under the name "Famous Dave's". The Company presently owns and operates five restaurants, one located in the Linden Hills neighborhood of Minneapolis (the "Linden Hills Unit"), one in Roseville, Minnesota (the "Roseville Unit"), one in Maple Grove, Minnesota (the "Maple Grove Unit"), one in the Highland Park neighborhood of St. Paul (the "Highland Park Unit"), and the fifth in Calhoun Square in Minneapolis (the "Calhoun Blues Club"). The Calhoun Blues Club features live blues music during certain evenings and an authentic Chicago blues decor. The Company currently has four additional units in development in the Minneapolis/St. Paul area, to be located in Stillwater, Apple Valley, Forest Lake and Minnetonka, and two units in development in Wisconsin, to be located in Madison and Grand Chute (Green Bay/Appleton area). These six additional units, plus an additional two units yet to be identified, are expected to open before the end of 1997.


     Each restaurant features an assortment of menu items, such as hickory-smoked St. Louis-style ribs, Texas beef brisket, herb-roasted chicken, barbeque sandwiches, and char-grilled burgers, as well as honey-buttered corn bread, potato salad, cole slaw and "Wilbur"(TM) beans. Homemade desserts, including Famous Dave's homemade bread pudding and Kahlua(TM) brownies, are a specialty. The Company's Famous Dave's BBQ Sauces, which are provided in four regional variations (Rich-N-Sassy(TM), Texas Pit(TM), Georgia Mustard(TM) and Hot Stuff(TM)), represent signature items for the Company.


     The Company opened the Linden Hills Unit, a 2,900-square-foot facility with approximately 50 indoor and 40 patio seats, in June 1995 in the primarily residential Linden Hills neighborhood of south Minneapolis. The Company opened its second restaurant, a 4,800-square-foot facility with approximately 100 indoor seats, in suburban Roseville, Minnesota, in June 1996. The Calhoun Blues Club, an approximately 350 seat, 10,500-square-foot full-service restaurant with live blues music, opened in Calhoun Square in the Uptown area of Minneapolis in September 1996. The Company opened the Maple Grove Unit, a 5,200-square-foot facility with approximately 120 indoor seats, in suburban Maple Grove, Minnesota in April 1997. The Highland Park Unit, a 120-seat, 5,200-square-foot restaurant, opened in June 1997.


     The Company was incorporated in March 1994 as a Minnesota corporation. Its executive offices are located at 12700 Industrial Park Boulevard, Suite 60, Minneapolis, Minnesota 55441 and its telephone number is 612-557-5798.

                                  THE OFFERING

Securities Offered............   2,645,000 shares of Common Stock issuable upon
                                 exercise of outstanding Class A Warrants. Each
                                 Class A Warrant is immediately exercisable and entitles the holder to purchase, at any time until October 21, 2000, one share of Common
                                 Stock at an exercise price of $8.50 per
                                 Warrant, subject to adjustment. The Class A
                                 Warrants are subject to redemption by the Company for $.01 per Warrant on 30 days' written notice.

Common Stock Outstanding
  Before this Offering........   6,024,250 shares

Common Stock Outstanding
  After this Offering Assuming
All
  Class A Warrants are
Exercised.....................   8,669,250 shares(1)

Nasdaq SmallCap Market
  Symbols:
  Common Stock................   DAVE
  Warrants....................   DAVEW(2)
  Units.......................   DAVEU(2)

Use of Proceeds...............   Development of additional units, working
                                 capital and general corporate purposes.
-------------------------

(1) Does not include 939,500 shares issuable upon exercise of outstanding options.


(2) Upon completion of the exercise, redemption, and/or expiration of all outstanding Class A Warrants, trading in these securities will cease.

FOR OREGON INVESTORS

     THE COMPANY WILL OFFER AND SELL SECURITIES TO: ANY PERSON WHO (A) HAS AN INCOME OF $65,000 AND A NET WORTH OF $250,000, OR (B) HAS A NET WORTH OF $500,000 (IN EACH CASE, EXCLUDING HOME, HOME FURNISHINGS AND PERSONAL AUTOMOBILES).

                         SUMMARY FINANCIAL INFORMATION


                                                       YEAR ENDED             THIRTEEN WEEKS ENDED
                                               ---------------------------   -----------------------
                                               DECEMBER 31,   DECEMBER 29,   MARCH 31,    MARCH 30,
                                                   1995           1996          1996         1997
                                               ------------   ------------   ---------    ---------
STATEMENT OF OPERATIONS DATA:
Sales, net...................................   $  481,510     $4,751,835    $  290,388   $2,240,683
Restaurant costs and expenses................      489,015      4,006,997       251,993    1,931,916
General and administrative expenses..........      298,685      1,558,115       285,947    1,067,010
Other (income) expense, net..................            0       (106,679)        2,896     (138,956)
                                                ----------     ----------    ----------   ----------
  Net loss...................................   $ (306,190)    $ (706,598)   $ (250,448)  $ (619,287)
                                                ==========     ==========    ==========   ==========
Net loss per common share....................   $    (0.14)    $    (0.21)   $    (0.11)  $    (0.10)
                                                ==========     ==========    ==========   ==========
Weighted average common shares outstanding...    2,214,423      3,293,716     2,214,423    6,217,422
                                                ==========     ==========    ==========   ==========


                                                                       MARCH 30, 1997
                                                                ----------------------------
                                                                  ACTUAL      AS ADJUSTED(1)
                                                                  ------      --------------
BALANCE SHEET DATA:
Working capital.............................................    $12,282,623    $34,715,123
Total assets................................................     21,171,840     43,604,340
Total liabilities...........................................      2,456,760      2,456,760
Accumulated deficit.........................................       (950,948)      (950,948)
Shareholders' equity........................................     18,715,080     41,147,580

-------------------------

(1) As adjusted for the exercise of all of the Class A Warrants and the anticipated application of the net proceeds therefrom. Does not include (i) 230,000 shares of Common Stock issuable at $9.10 per share upon exercise of the Underwriter's Warrant granted to the underwriter of the Company's Initial Public Offering; (ii) 900,000 shares of Common Stock reserved for issuance under the Company's Stock Option and Compensation Plan, of which 864,500 have been granted and remain outstanding; and (iii) 75,000 shares of Common Stock issuable upon exercise of Director's stock options.

                                  RISK FACTORS

     An investment in the shares of Common Stock offered hereby is speculative and involves a high degree of risk. Prospective investors should carefully consider the following factors, along with the other information set forth in this Prospectus, in evaluating the Company, its business and prospects before exercising their Class A Warrants.

LACK OF PROFITABILITY; LACK OF SIGNIFICANT OPERATING HISTORY


     The Company opened its first restaurant in June 1995 and currently operates five restaurants. The Company had a net loss of $619,287 during the 13 weeks of operations ended March 30, 1997, and a net loss of $706,598 for the year ended December 29, 1996. The Company had an accumulated deficit of $950,948 at March 30, 1997. Prior to the opening of the first unit, the Company had no operations or revenues. Accordingly, the Company's operations are subject to all of the risks inherent in the establishment and development of a new business enterprise, including the lack of significant operating history. The likelihood of success of the Company must be considered in light of the problems, expenses, difficulties, complications and delays frequently encountered in connection with the establishment and development of any company. There can be no assurance that future operations of the Company will be profitable. Future revenues and profits, if any, will depend upon various factors, including additional market acceptance of the Famous Dave's concept, the quality of restaurant operations, the ability to expand to multi-unit operations and general economic conditions. Frequently, restaurants, particularly theme-oriented restaurants, experience a decline of revenue growth or of actual revenues as the restaurant's "initial honeymoon" period expires and consumers tire of the related theme. There is no assurance that the Company will successfully implement its expansion plans, in which case the Company will continue to be dependent on the revenues of its existing operating units. Furthermore, to the extent that the Company's expansion strategy is successful, the Company must manage the transition to multiple site operations, higher volume operations, the control of overhead expenses and the addition of necessary personnel.


NEED FOR ADDITIONAL QUALIFIED OPERATING PERSONNEL

     The success of the Company will depend upon the Company's ability to continue to attract and retain highly qualified operating personnel to help implement its expansion plans and operate new and existing units. The failure to obtain, or delays in obtaining, key employees could have a material adverse effect on the Company.

LIMITED BASE OF OPERATIONS


     The Company currently operates five restaurants and plans to open at least eight additional restaurants in 1997. The combination of the relatively small number of locations and the investment associated with each new unit may cause the operating results of the Company to fluctuate significantly and adversely affect the profitability of the Company. Due to this relatively small number of current and planned locations, poor operating results at any one unit or a delay in the planned opening of a unit could materially affect the profitability of the entire Company. Future growth in revenues and profits will depend to a substantial extent on the Company's ability to increase the number of its restaurants. Additionally, the Company's history does not provide any basis for prediction as to whether individual units will tend to show increases or decreases in comparable unit sales.


LIMITED FINANCIAL RESOURCES; NEED FOR ADDITIONAL FINANCING

     The Company's ability to execute its business strategy depends to a significant degree on its ability to obtain additional equity capital to finance the development of additional restaurants. However, there can be no assurance that any additional funds will be available on terms acceptable to the Company or its shareholders. New investors may seek and obtain substantially better terms than were granted its present investors and the issuance of such securities would result in dilution to the existing shareholders. Furthermore, as the Company prepares to open additional units, it will expend a relatively higher amount on administrative expenses than would a mature Company with such operations.

EXPANSION STRATEGY

     The Company's ability to open and successfully operate additional units will also depend upon the hiring and training of skilled restaurant management personnel and the general ability to successfully manage growth, including monitoring restaurants and controlling costs, food quality and customer service. The Company anticipates that the opening of additional units will give rise to additional expenses associated with managing operations located in multiple markets. Furthermore, the Company believes that competition for unit-level management has become increasingly intense as additional restaurant chains expand to new markets. Achieving consumer awareness and market acceptance will require substantial efforts and expenditures by the Company. An extraordinary amount of management's time may be drawn to such matters and negatively impact operating results. There can be no assurance that the Company will be able to enter into any other contracts for development of additional units, including franchise agreements, on terms satisfactory to the Company. Accordingly, there can be no assurance that the Company will be able to open new units or that, if opened, those units can be operated profitably. See "Business -- Expansion Strategy."

THE RESTAURANT INDUSTRY AND COMPETITION

     The restaurant industry is highly competitive with respect to price, service, quality and location and, as a result, has a high failure rate. There are numerous well-established competitors, including national, regional and local restaurant chains, possessing substantially greater financial, marketing, personnel and other resources than the Company. Furthermore, to the extent that barbeque restaurants are frequently viewed as "local," the Company may experience intense competition or lack of consumer acceptance if it expands into areas with existing barbeque restaurants. There can be no assurance that the Company will be able to respond to various competitive factors affecting the restaurant industry. The restaurant industry is also generally affected by: changes in consumer preferences, national, regional and local economic conditions, and demographic trends. The performance of restaurant facilities may also be affected by factors such as traffic patterns, demographic considerations, and the type, number and location of competing facilities. In addition, factors such as inflation, increased labor and employee benefit costs, and a lack of availability of experienced management and hourly employees may also adversely affect the restaurant industry in general and the Company's restaurants in particular. Restaurant operating costs are further affected by increases in the minimum hourly wage, unemployment tax rates and similar matters over which the Company has no control. Finally, by the nature of its business, the Company would be subject to potential liability from serving contaminated or improperly prepared food.

CONCEPT EVOLUTION


     The Company presently intends that most of its future restaurants will feature the roadhouse theme similar to the Linden Hills, Roseville, Maple Grove and Highland Park Units. However, the Famous Dave's concept continues to evolve and a number of factors could change this theme as applied in different locations. These factors include demographic and regional differences, locations that have more or less traffic than the areas in which those units are located, type of available floor space, and the availability of specialty items such as antiques. Accordingly, future units could be larger or smaller than those units, could vary in the mix of retail/restaurant operations, and could have differences in the application of the Famous Dave's theme.


LONG-TERM, NON-CANCELABLE LEASES

     The Company has entered into four long-term leases or subleases with S&D Land Holdings, Inc., a Minnesota corporation which is wholly-owned by David W. Anderson, Chairman and founding Shareholder of the Company, relating to certain existing units and certain planned units. These leases and subleases are non-cancelable by the Company (except in limited circumstances) and range in term from seven to ten years. The leases and subleases do not permit assignment or subleasing without the prior approval of S&D Land Holdings. Additional facilities developed by the Company are likely to be subject to similar long-term, non-cancelable leases, although the Company currently expects, subject to available financial resources, that such leases will be entered into with unrelated parties. If an existing or future unit does not perform at a profitable level, and the decision is made to close the restaurant, the Company may nonetheless be committed to perform its obligations under the applicable lease or sublease, which would include, among other things, payment of the respective base rent for the balance of the respective lease term. If such a restaurant closing were to occur at one of these locations, the Company would lose a unit without necessarily receiving an adequate return on its investment. See "Business -- Property and "Certain Transactions."

TRANSACTIONS WITH MANAGEMENT; CONFLICTS OF INTEREST

     There are several transactions between the Company and David W. Anderson, its Chairman, that present a conflict of interest. See "Certain Transactions." Martin J. O'Dowd, a director of the Company, is also a director of Elephant & Castle Group. Elephant & Castle may potentially compete against the Company when and if one of the Company's restaurants are developed in a market that contains a restaurant operated by Elephant & Castle or vice versa. Therefore, the directorship of Mr. O'Dowd could constitute a conflict of interest.

CONTROL OF THE COMPANY; DEPENDENCE ON KEY PERSONNEL

     If all of the Class A Warrants are exercised, David W. Anderson will control approximately 20.5% of the Company's Common Stock. Therefore, Mr. Anderson will have the ability to direct its operations and financial affairs and to substantially influence the election of members of the Board of Directors of the Company. The Company is also presently highly dependent upon the personal efforts and abilities of its Chairman, David W. Anderson, and its Chief Executive Officer and Chief Operating Officer, Douglas S. Lanham. The Company has a two-year employment agreement with Mr. Anderson and a four-year employment agreement with Mr. Lanham. The loss of the services of Mr. Anderson or Mr. Lanham could have a substantial adverse effect on the Company's ability to achieve its objectives. The Company currently has no key man insurance on Mr. Anderson. The Company is in the process of obtaining key man insurance on Mr. Lanham.

DISCRETIONARY USE OF PROCEEDS

     The proceeds from the exercise of Class A Warrants will be used to develop additional units and for working capital and general corporate purposes.

GOVERNMENT REGULATION

     The restaurant business is subject to various federal, state and local government regulations, including those relating to the sale of food and alcoholic beverages. The failure to maintain food and liquor licenses would have a material adverse effect on the Company's operating results. In addition, restaurant operating costs are affected by increases in the minimum hourly wage, unemployment tax rates, sales taxes and similar costs over which the Company has no control. Many of the Company's restaurant personnel will be paid at rates based on the federal minimum wage. Recent increases in the minimum wage are not expected to materially impact the Company's labor costs. The Company will be subject to "dram shop" statutes in certain states, including Minnesota, which generally allow a person injured by an intoxicated person to recover damages from an establishment that served alcoholic beverages to such intoxicated person. The Company has obtained liability insurance against such potential liability.

TRADEMARKS

     The Company's ability to successfully implement its Famous Dave's concept will depend in part upon its ability to protect its trademarks. The Company has filed a trademark application with the United States Patent and Trademark Office to register the "Famous Dave's" mark and design. There can be no assurance that the Company will be granted trademark registration for any or all of the proposed uses in the Company's applications. In the event the Company's mark is granted registration, there can be no assurance that the

Company can protect such mark and design against prior users in areas where the Company conducts operations. There is no assurance that the Company will be able to prevent competitors from using the same or similar marks, concepts or appearance.

SUBSTANTIAL DILUTION

     Purchasers of the securities offered hereby will experience immediate substantial dilution of $3.77 per Share in the net tangible book value per share of Common Stock assuming all of the Class A Warrants are exercised. See "Dilution."

ABSENCE OF DIVIDENDS

     At the present time, the Company intends to use any earnings which may be generated to finance further growth of the Company's business. Accordingly, investors should not purchase the shares with a view towards receipt of cash dividends from any Shares.

CURRENT PROSPECTUS AND STATE REGISTRATION REQUIRED TO EXERCISE WARRANTS; POSSIBLE REDEMPTION OF WARRANTS

     Holders of Class A Warrants will be able to exercise the Class A Warrants only if a current prospectus relating to the shares of Common Stock underlying the Class A Warrants is then in effect and only if such securities are qualified for sale or exempt from qualification under the applicable securities laws of the states in which the various holders of Class A Warrants reside. Although the Company will use its best efforts to (i) maintain the effectiveness of a current prospectus covering the shares of Common Stock underlying the Class A Warrants and (ii) maintain the registration of such Common Stock under the securities laws of the states in which the Company initially qualified the Units for sale in the IPO, there can be no assurance that the Company will be able to do so. The Company will be unable to issue shares of Common Stock to those persons desiring to exercise their Class A Warrants if a current prospectus covering the shares issuable upon the exercise of the Class A Warrants is not kept effective or if such shares are not qualified nor exempt from qualification in the states in which the holders of the Warrants reside. The Class A Warrants are subject to redemption at any time by the Company at $.01 per Warrant on 30 days prior written notice, provided a current prospectus covering the shares is then effective under federal securities laws. If the Class A Warrants are redeemed, Warrant holders will lose their right to exercise the Warrants except during such 30-day redemption period. Redemption of the Class A Warrants could force the holders to exercise the Class A Warrants at a time when it may be disadvantageous for the holders to do so or to sell the Class A Warrants at the then market price or accept the redemption price, which is likely to be substantially less than the market value of the Class A Warrants at the time of redemption. See "Description of Securities -- Class A Warrants."

UNDESIGNATED STOCK


     The Company's authorized capital consists of 100,000,000 shares of capital stock. The Board of Directors, without any action by the Company's stockholders, is authorized to designate and issue shares in such classes or series (including classes or series of preferred stock) as it deems appropriate and to establish the rights, preferences and privileges of such shares, including dividends, liquidation and voting rights. The Company currently has 6,024,250 shares of Common Stock outstanding. A further 3,625,000 shares of Common Stock have been authorized for the following: (i) 2,645,000 shares issuable upon the exercise of the Class A Warrants, (ii) 230,000 shares issuable upon the exercise of warrants to the Underwriter of the IPO, (iii) 900,000 shares for issuance under the Company's 1995 Stock Option and Compensation Plan, of which 864,500 have been granted and remain outstanding, and (iv) 75,000 shares of Common Stock issuable upon exercise of Directors' Stock Options. No other class of common stock or preferred stock is currently designated and there is no current plan to designate or issue any such securities. The rights of holders of preferred stock and other classes of common stock that may be issued may be superior to the rights granted to the holders of the Shares. Further, the ability of the Board of Directors to designate and issue such undesignated shares could impede or deter an unsolicited tender offer or takeover proposal regarding the

Company and the issuance of additional shares having preferential rights could adversely affect the voting power and other rights of holders of Common Stock. See "Description of Securities."

SHARES ELIGIBLE FOR FUTURE SALE

     The sale, or availability for sale, of substantial amounts of Common Stock in the public market subsequent to this offering may adversely affect the prevailing market price of Common Stock and may impair the Company's ability to raise additional capital by the sale of its equity securities. David W. Anderson, Chairman of the Company, has agreed that he will not sell, grant any option for the sale of, or otherwise dispose of any equity securities of the Company (or any securities convertible into or exercisable or exchangeable for equity securities of the Company) until October 21, 1997 without the prior written consent of the IPO Underwriter. In connection with the IPO, certain officers and directors of the Company escrowed a portion of their shares until October 1999 or until (i) the Company meets certain earnings requirements established by the State of Minnesota, or (ii) the State of Minnesota determines that the escrow agreement is no longer necessary. A total of 2,028,000 shares of Common Stock are subject to escrow. See "Description of Securities -- Shares Eligible for Future Sale." 1,356,250 shares of the Company's Common Stock which were sold in reliance on "private placement" exemptions under the Securities Act of 1933, as amended (the "Act") will become eligible for sale in July 1997. See "Description of Securities -- Shares Eligible for Future Sale."

MINNESOTA ANTI-TAKEOVER LAW

     The Company is subject to Minnesota statutes regulating business combinations and restricting voting rights of certain persons acquiring shares of the Company, which may hinder or delay a change in control of the Company. See "Description of Securities."

                                USE OF PROCEEDS

     The net proceeds to be received by the Company from this Offering, after deducting estimated costs and expenses of the Offering, are estimated to be approximately $22,432,500, assuming all of the Class A Warrants are exercised. The net proceeds from the exercise of Class A Warrants will be used to develop additional units and for working capital and general corporate purposes.

                                    DILUTION

     At March 30, 1997, the Company's net tangible book value was $18,532,624 or approximately $3.08 per share of Common Stock. "Net tangible book value" represents the tangible assets of the Company less all liabilities. Without taking into account any further changes in net tangible book value after March 30, 1997, other than to give effect to (i) the exercise of the Class A Warrants and (ii) the application of the net proceeds therefrom, (assuming the exercise of all Class A Warrants and after deduction of estimated offering expenses) the proforma net tangible book value as of such date would have been $40,965,124 or approximately $4.73 per share. This represents an immediate increase to existing shareholders in net tangible book value of approximately $1.65 per share and an immediate dilution to new Shareholders of $3.77 per share. "Dilution" represents the difference between the amount per share paid by purchasers in this Offering and proforma net tangible book value per share of the Common Stock after this Offering. The following table illustrates the dilution in net tangible book value per share to new investors as of March 30, 1997.

                                                                         AMOUNT
                                                                         ------
Warrant exercise price......................................             $8.50
Net tangible book value before offering.....................    $3.08
Increase in net tangible book value attributable to new
  investors.................................................     1.65
                                                                -----
Proforma net tangible book value after offering.............              4.73
                                                                         -----
Dilution in net tangible book value to new investors(1).....             $3.77
                                                                         =====

-------------------------

(1) Does not give effect to the potential future issuance of (i) 230,000 shares of Common Stock issuable at $9.10 per share upon exercise of the Underwriter's Warrant granted to the underwriter of the Company's Initial Public Offering; (ii) 900,000 shares of Common Stock reserved for issuance under the Company's Stock Option and Compensation Plan, of which 864,500 have been granted and remain outstanding; and (iii) 75,000 shares of Common Stock issuable upon exercise of Director's stock options.

                PRICE RANGE OF COMMON STOCK AND DIVIDEND POLICY

     The Company completed its IPO on October 21, 1996 by issuing units consisting of one share of Common Stock and one Redeemable Class A Warrant for $6.50 per unit. Since that date, such units have traded on the over-the-counter market. The Company's Common Stock has traded on the Nasdaq SmallCap Market since November 5, 1996. The Company's Units, Common Stock and Warrants are quoted on the Nasdaq SmallCap Market under the symbol DAVEU, DAVE, and DAVEW, respectively.

     The following table summarizes the high and low sale prices per share of the Common Stock for the periods indicated, as reported on the Nasdaq SmallCap
Market:


                                                               HIGH     LOW
                                                               ----     ---
Fiscal Year 1996
Fourth Quarter (from November 5, 1996)......................  $ 8.75   $6.75

Fiscal Year 1997
First Quarter...............................................    9.13    6.63
Second Quarter (through June 13, 1997)......................   14.00    9.06



     On June 16, 1997, the last reported sale price for the Common Stock as reported by Nasdaq was $13.13 per share. As of June 16, 1997, the Company has approximately 230 record holders of Common Stock.


     The Company has never declared or paid any cash dividends on its Common Stock, and the Board of Directors presently intends to retain all earnings, if any, for use in the Company's business for the foreseeable future. Any future determination as to declaration and payment of dividends will be made at the discretion of the Board of Directors.

                                 CAPITALIZATION

     The following table sets forth the capitalization of the Company as of March 30, 1997, as adjusted to give effect to the exercise of all of the Class A Warrants and the anticipated application by the Company of the net proceeds therefrom. See the Consolidated Financial Statements and notes thereto appearing elsewhere in this Prospectus.

                                                                AS OF MARCH 30, 1997
                                                              -------------------------
                                                                                AS
                                                                ACTUAL      ADJUSTED(1)
                                                                ------      -----------
Long-term debt, net of current portion......................  $   702,649   $   702,649
                                                              ===========   ===========
Stockholders' equity:
  Capital Stock, 100,000,000 shares authorized, 6,015,250
     shares Common Stock issued and outstanding, 8,660,250
     shares Common Stock as adjusted........................       60,153        86,603
  Additional paid-in capital................................   19,600,375    42,006,425
  Unrealized gain (loss) on securities available-for-sale...        5,500         5,500
  Accumulated deficit.......................................     (950,948)     (950,948)
                                                              -----------   -----------
       Total stockholders' equity...........................   18,715,080    41,147,580
                                                              -----------   -----------
       Total capitalization.................................  $19,417,729   $41,850,229
                                                              ===========   ===========

-------------------------

(1) Does not include (i) 230,000 shares of Common Stock issuable at $9.10 per share upon exercise of the Underwriter's Warrant granted to the underwriter of the Company's Initial Public Offering; (ii) 900,000 shares of Common Stock reserved for issuance under the Company's Stock Option and Compensation Plan, of which 864,500 have been granted and remain outstanding; and (iii) 75,000 shares of Common Stock issuable upon exercise of Director's stock options.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

OVERVIEW


     Famous Dave's of America, Inc. (the "Company") develops, owns and operates American roadhouse-style barbeque restaurants under the name "Famous Dave's". The Company presently owns and operates five restaurants, one located in the Linden Hills neighborhood of Minneapolis (the "Linden Hills Unit"), one in Roseville, Minnesota (the "Roseville Unit"), one in Maple Grove , Minnesota (the "Maple Grove Unit"), one in the Highland Park neighborhood of St. Paul (the "Highland Park Unit"), and the fifth in Calhoun Square in Minneapolis (the "Calhoun Blues Club"). The Calhoun Blues Club features live blues music during certain evenings and an authentic Chicago blues decor. The Company currently has four additional units in development in the Minneapolis/St. Paul area, to be located in Stillwater, Apple Valley, Forest Lake and Minnetonka, and two units in development in Wisconsin, to be located in Madison and Grand Chute (Green Bay/Appleton area). These six additional units, plus an additional two units yet to be identified, are expected to open before the end of 1997.


     Each restaurant features an assortment of menu items, such as hickory-smoked St. Louis-style ribs, Texas beef brisket, herb-roasted chicken, barbeque sandwiches, and char-grilled burgers, as well as honey-buttered corn bread, potato salad, cole slaw and "Wilbur"(TM) beans. Homemade desserts, including Famous Dave's homemade bread pudding and Kahlua(TM) brownies, are a specialty. The Company's Famous Dave's BBQ Sauces, which are provided in four regional variations (Rich-N-Sassy(TM), Texas Pit(TM), Georgia Mustard(TM) and Hot Stuff(TM)), represent signature items for the Company.


     The Company opened the Linden Hills Unit, a 2,900-square-foot facility with approximately 50 indoor and 40 patio seats, in June 1995 in the primarily residential Linden Hills neighborhood of south Minneapolis. The Company opened its second restaurant, a 4,800-square-foot facility with approximately 100 indoor seats, in suburban Roseville, Minnesota, in June 1996. The Calhoun Blues Club, an approximately 350 seat, 10,500-square-foot full-service restaurant with live blues music, opened in Calhoun Square in the Uptown area of Minneapolis in September 1996. The Company opened the Maple Grove Unit, a 5,200-square-foot facility with approximately 120 indoor seats, in suburban Maple Grove, Minnesota in April 1997. The Highland Park Unit, a 120-seat, 5,200-square-foot restaurant, opened in June 1997.


     Future revenues and profits, if any, will depend upon various factors, including additional market acceptance of the Famous Dave's concept, the quality of the restaurant operations, the ability to expand to multi-unit operations and general economic conditions. The Company's present sources of revenue are limited to existing operating units. There can be no assurances the Company will successfully implement its expansion plans, in which case it will continue to be dependent on the revenues from existing operating units. The Company also faces all of the risks, expenses and difficulties frequently encountered in connection with the expansion and development of an expanding business. Furthermore, to the extent that the Company's expansion strategy is successful, it must manage the transition to multiple site operations, higher volume operations, the control of overhead expenses and the addition of necessary personnel.

     Components of operating expenses include operating payroll and fringe benefits, occupancy costs, repairs and maintenance, and advertising and promotion. The majority of these costs are variable and will increase with sales volume. Management projects that when a new Unit opens, it will incur higher than normal levels of labor and food costs as Unit personnel complete training. Management believes, however, that as new staff gain experience, food preparation and serving procedures and hourly labor schedules over the ensuing 30-60 day period will be gradually adjusted to provide operating efficiencies similar to those at existing operating units.


     General and administrative expenses include all corporate and administrative functions that serve to support existing operations and provide an infrastructure to support future growth. Management, supervisory and staff salaries, employee benefits, travel, recruiting, training, professional fees, rent and office supplies are major items in this category. The Company expects these costs to continue to grow during 1997.

     At January 1, 1996, the Company elected a 52 or 53 week fiscal year ending on the Sunday nearest December 31. Prior to January 1, 1996, the Company used a fiscal year ending on December 31. Fiscal 1996 was a 52-week year.

OPERATING RESULTS

     The operating results of the Company expressed as percentage of net revenues were as follows:


                                                              YEAR ENDED              THIRTEEN WEEKS ENDED
                                                     ----------------------------    ----------------------
                                                     DECEMBER 31,    DECEMBER 29,    MARCH 31,    MARCH 30,
                                                         1995            1996          1996         1997
                                                     ------------    ------------    ---------    ---------
Sales, Net.......................................       100.0           100.0          100.0        100.0
Unit-level Costs and Expenses:
  Food and Beverage Costs........................        35.3            35.8           32.6         34.8
  Labor and Benefits.............................        34.7            24.0           26.0         25.5
  Restaurant Operating Expenses..................        28.0            19.6           25.4         20.3
  Depreciation and Amortization..................         3.5             4.9            2.8          5.6
                                                        -----           -----          -----        -----
Total Unit-level Costs and Expenses..............       101.5            84.3           86.8         86.2
                                                        -----           -----          -----        -----
Income (Loss) from Unit-level Operations.........        (1.5)           15.7           13.2         13.8
General and Administrative.......................       (62.0)          (32.8)         (98.4)       (47.6)
                                                        -----           -----          -----        -----
Loss from Operations.............................       (63.5)          (17.1)         (85.2)       (33.8)
Interest and Other Income (Expense), Net.........           0             2.2           (1.0)         6.2
                                                        -----           -----          -----        -----
Net Loss.........................................       (63.5)          (14.9)         (86.2)       (27.6)
                                                        =====           =====          =====        =====


THIRTEEN WEEKS ENDED MARCH 30, 1997 COMPARED TO THIRTEEN WEEKS MARCH 31, 1996


     Net sales -- Net sales for the thirteen weeks ended March 30, 1997 were $2,240,683 compared to $290,388 for the same period in 1996, a 671% increase. The increase in sales is primarily due to the opening of the Roseville Unit in June 1996 and the Calhoun Blues Club in September 1996. Net sales for the Linden Hills Unit increased 9% over the comparable prior year period to $316,856. Such increase includes a modest increase in prices in fourth quarter 1996.



     Food and beverage costs -- Food and beverage costs for the thirteen weeks ended March 30, 1997 were $780,026 or 34.8% of sales, compared to $94,743 or 32.6% of sales for the same period in 1996. The increase in food and beverage costs as a percent of sales for the thirteen weeks ended March 30, 1997 compared to 1996 was primarily due to increased pork prices.



     Labor and benefits -- Labor and benefits for the thirteen weeks ended March 30, 1997 were $572,320 or 25.5% of sales, compared to $75,400 or 26% of sales for the same period in 1996. The decrease in labor and benefits as a percent of sales for the thirteen weeks ended March 30, 1997 compared to 1996 was primarily due to improved operating efficiencies achieved.



     Restaurant operating expenses -- Restaurant operating expenses for the thirteen weeks ended March 30, 1997 were $455,838 or 20.3% of sales, compared to $73,902 or 25.4% of sales for the same period in 1996. The increase in restaurant operating expenses is primarily attributable to the opening of two restaurants in 1996. The decrease in restaurant operating expenses as a percent of sales for the thirteen weeks ended March 30, 1997 compared to 1996 was due to improved operating efficiencies achieved and increased sales volume.



     Depreciation and amortization -- Unit depreciation and amortization for the thirteen weeks ended March 30, 1997 increased to $123,732 or 5.6% of sales from $7,948 or 2.8% of sales during the same period in 1996 due to the opening of the Roseville Unit and the Calhoun Blues Club. First quarter 1997 depreciation and amortization includes approximately $50,000 (2.2% of sales) representing amortization of pre-opening expenses related to the Roseville and Calhoun Units.

     Income from unit-level operations -- Income from unit-level operations totaled $308,767, or 13.8 percent of net sales, for the thirteen weeks ended March 30, 1997, compared to $38,935, or 13.2 percent of net sales, in the corresponding period of 1996. The increase in income from unit-level operations, both in amount and as a percent of sales, is due to the increase in sales from additional units opened and the changes in costs and expenses as discussed above.



     General and administrative expenses -- General and administrative expenses for the thirteen weeks ended March 30, 1997 were $1,067,010 or 47.6% of sales, compared to $285,947 or 98.4% of sales for the same period in 1996. The increase in general and administrative expenses is largely attributable to additional expenses incurred as the Company expands its corporate and administrative infrastructure to support the development of additional units. First quarter 1997 general and administrative expenses include approximately $150,000 of non-recurring expenses, primarily relating to recruiting costs; however, the Company expects overall general and administrative expenses to continue to increase during the remainder of 1997. The decrease in general and administrative expenses as a percent of sales for the thirteen weeks ended March 30, 1997 compared to 1996 was primarily due to increased sales volume and the resulting improved leveraging of the cost of corporate and administrative infrastructure.



     Loss from operations -- Loss from operations for the thirteen weeks ended March 30, 1997 was $758,243 or 33.8% of net sales compared to $247,552 or 85.2%
of net sales during the comparable period in 1996. The increase is primarily the result of increased general and administrative expenses which reflect the building of the infrastructure necessary to support plans for future growth, partially offset by increased income from unit-level operations as a result of the two new units opened during 1996.



     Interest and other income (expense), net -- Interest and other income (expense), net primarily represents interest income received from short-term investments offset by interest expense on capital lease obligations. Interest and other income (expense), net increased to $138,956 for the thirteen weeks ending March 30, 1997 from $(2,896) for the same period in 1996. The increase was due primarily to interest income received from the short-term investment of proceeds from the initial public offering in October 1996.



     Net loss/net loss per common share -- Net loss for the thirteen weeks ended March 30, 1997 was $619,287 or $.10 per share compared to a net loss of $250,448 or $.11 per share during the comparable period in 1996. The increase in the net loss is primarily the result of increased general and administrative expenses which reflect the building of the infrastructure necessary to support plans for future growth, partially offset by increased income from unit-level operations as a result of the two new units opened during 1996. The decrease in net loss per common share relates primarily to the increase in weighted average number of common shares outstanding, which increased from 2,214,423 in first quarter 1996 to 6,217,422 in first quarter 1997.


FISCAL YEAR 1996 COMPARED TO FISCAL YEAR 1995


     Net sales -- Net sales increased by $4,270,000 or 887% to $4,752,000 for the year ended December 29, 1996 from $481,510 for the year ended December 31, 1995. The increase in sales was due to the Linden Hills Unit being open the entire year in 1996, coupled with the opening of the Roseville Unit in June 1996 and the Calhoun Blues Club in September 1996. As a result of the recent Unit openings, along with expected additional Unit openings in 1997, the Company anticipates net sales and operating expenses to continue to increase during fiscal 1997.


     Food and beverage costs -- Food and beverage costs for fiscal 1996 were $1,704,000 or 35.8% of net sales compared to $170,000 or 35.3% for fiscal 1995. The increase in food and beverage costs as a percent of net sales was primarily due to increased pork prices, particularly in the second half of fiscal 1996, offset by reduced costs and expenses due to improved purchasing power.

     Labor and benefits -- Labor and benefits were $1,140,000 or 24% of net sales in fiscal 1996 compared to $167,000 or 34.7% of net sales in fiscal 1995. The reduction in labor and benefits as a percent of net sales from fiscal 1995 to fiscal 1996 was primarily due to improved labor management, operating efficiencies and increased sales.

     Restaurant operating expenses -- Restaurant operating expenses for fiscal 1996 were $930,000 or 19.6% of net sales compared to $135,000 or 28.0% of net sales for fiscal 1995. The decrease in restaurant operating expenses as a percent of sales in fiscal 1996 compared to fiscal 1995 is primarily due to improved operating efficiencies and increased sales.


     General and administrative expenses -- General and administrative expenses increased to $1,518,000 or 31.9% of net sales in fiscal 1996 from $298,000 or 62.0% of net sales in fiscal 1995. The increase in these expenses is largely attributable to additional expenses incurred as the Company increases its corporate and administrative infrastructure to support the development of additional locations.


     Although no assurances can be given, management believes that the current level of sales, additional sales from new Units, trained workforce and general operating environment will continue to improve total Unit-level income in future periods.

FINANCIAL CONDITION, LIQUIDITY AND CAPITAL RESOURCES

     Since inception, the Company has met its capital requirements through revenues from operations, the sale of Common Stock to and borrowings from its founder, David W. Anderson, the private placement of Common Stock, and the sale of Common Stock and Warrants to the public.

     During the period from March 14, 1994 (Inception) through December 31, 1995, the Company sold to Mr. Anderson 2,000,000 shares of Common Stock at $.50 per share. Pursuant to the subscription agreement relating to such purchase, payments were made totaling $425,270 during 1994 and $574,730 during 1995. Additionally, the Company entered into a revolving promissory note with Mr. Anderson allowing for advances of up to $2,000,000. As of March 30, 1997 and December 29, 1996, the Company had no outstanding advances under this agreement.

     In July 1996, the Company completed a private placement of 1,356,250 shares of Common Stock at $3.50 per share. The net proceeds to the Company were approximately $4.1 million. Such proceeds have been, and will be, used for additional unit development and working capital.


     In October 1996, the Company completed the initial public offering of 2,645,000 Units at an offering price of $6.50 per Unit, including 345,000 Units from the exercise of the Underwriter's overallotment option which occurred in November 1996. The Company received net proceeds from the offering of approximately $15.2 million after the payment of approximately $2.0 million in related underwriting discount and offering costs. The Company currently intends and expects that it will utilize all the net proceeds of that offering before October 1998. Each Unit consists of one share of Common Stock and one Redeemable Class A Warrant. The Class A Warrants have a four-year term and are exercisable at $8.50 per warrant. Each warrant converts into one share of Common Stock and is redeemable by the Company upon 30 days notice in the event that the Common Stock averages above $10.20 for 10 trading days. This condition for possible redemption has been achieved. Upon exercise, the warrants may provide for approximately $22 million in additional proceeds.


     For the year ended December 31, 1995, the Company used $227,000 in cash flow for operating activities and during the fiscal year ended December 29, 1996, the Company used $597,000 in cash flow for operating activities.

     Since Inception and through March 30, 1997, the Company's principal capital requirements were the funding of (i) the development of the Company and the Famous Dave's concept, (ii) the construction of the Linden Hills, Roseville and Calhoun Units and the acquisition of the furniture, fixtures and equipment therein, (iii) site acquisition and preopening costs, and (iv) the development of additional units, including the Maple Grove Unit, as described below. Total capital expenditures for the Linden Hills, Roseville and Calhoun Units were approximately $425,000, $1,100,000 and $2,400,000, respectively.

     In November 1996, the Company purchased land in Maple Grove, MN upon which to construct the Maple Grove unit which opened in April 1997. The total cost of the land was approximately $810,000. Total capital expenditures for the Maple Grove Unit, including furniture, fixtures and equipment and excluding land were approximately $1,600,000. In addition, in December, 1996, the Company purchased land in Stillwater,

MN to construct an approximately 5,200 square foot unit that is scheduled to open during third quarter 1997. The total cost of the land was approximately $540,000 of which $150,000 was paid upon closing, with the balance paid prior to the commencement of construction in April 1997.

     In addition to construction in progress, as of March 30, 1997, the Company capitalized approximately $248,000 of direct, pre-opening costs relating to the Roseville and Calhoun Units and Units under construction. It is the Company's policy to amortize the direct costs of hiring and training the initial work force and other direct costs associated with opening a new Unit over a twelve-month period, beginning when the facility is opened, if the recoverability of such costs can be reasonably assured. Accordingly, initial costs related to the Linden Hills Unit were expensed as incurred due to the developmental nature of the Unit.

     As of March 30, 1997, the Company held cash and short-term investments of approximately $13.3 million compared to $14.3 million as of December 29, 1996. As reflected in the accompanying consolidated financial statements, this decrease in cash and short-term investments during the thirteen weeks ended March 30, 1997 primarily represents cash flow used for (i) investing activities (site acquisition, development and construction) and (ii) the expansion of the Company's corporate infrastructure.

     For the six units in development as of March 30, 1997 (Maple Grove, St. Paul, Stillwater, Forest Lake, Minnetonka and Madison), the Company had incurred approximately $2.4 million in property, site acquisition, development and construction costs through March 30, 1997. The Company estimates that total capital expenditures for these additional units, when completed, including furniture, fixtures and equipment, will be approximately $9.8 million.


     For the six units currently in development (Stillwater, Apple Valley, Forest Lake, Minnetonka, Madison and Grand Chute), and the two additional units planned for 1997, the Company estimates that total capital expenditures for these units when completed, including furniture, fixtures and equipment, will be approximately $10.5 million. It is expected that these units will be completed and opened in 1997.


     It is anticipated that additional development and expansion will be funded or financed primarily through cash and short-term investments currently held, the sale of additional equity and debt securities (including the exercise of Class A Warrants), and other forms of financing such as lease financing or other credit facilities. There are no assurances that additional financing required will be available on terms acceptable or favorable to the Company.

     As of March 30, 1997, in addition to potential proceeds from the 2,645,000 Redeemable Class A Warrants outstanding, the Company had the following financing and credit facilities available:

          (a) Lease financing of up to $3,500,000 for furniture, fixtures, equipment and leasehold improvements, of which approximately $970,000 had been funded as of March 30, 1997.

          (b) $1,000,000 revolving note with a bank due June 26, 1997, accruing interest at the prime rate (effective rate of 8.50%) and secured by all the assets of the Company and the personal guaranty of the Company's founding shareholder, of which the balance outstanding at March 30, 1997 was $0.

          (c) Revolving promissory note with its founding shareholder, with interest at 8%, due on demand and allowing for advances of up to $2,000,000, of which the balance outstanding at March 30, 1997 was $0.

INCOME TAXES

     The Company paid no federal or state income taxes in 1994 or 1995. Prior to March 1996, the Company was an S-Corporation. At December 29, 1996, the Company had federal and state net operating loss carryforwards for tax reporting purposes of approximately $330,000, which if not used will expire in 2011. During the thirteen weeks ended March 30, 1997, an additional net operating loss of approximately $620,000 was generated which, if not used, will expire in 2012. Future changes in the ownership of the Company may place limitations on the use of these net operating loss carryforwards. The Company has recorded a full valuation allowance against its deferred tax asset due to the uncertainty of realizing the related benefit.

QUARTERLY FLUCTUATIONS, SEASONALITY AND INFLATION

     As a result of the relatively substantial revenues associated with each new Unit, the timing of new Unit openings will result in significant fluctuations in quarterly results. The Units may also have higher second or third quarter revenues than the other two quarters as a result of seasonal traffic increases experienced during the summer months.

     The primary inflationary factors affecting the Company's operations include food and beverage and labor costs. In addition, the Company's leases require the Company to pay taxes, maintenance, repairs and utilities and these costs are subject to inflationary increases.

     The Company believes low inflation rates have contributed to relatively stable costs. There is no assurance, however, that low inflation rates will continue.

                                    BUSINESS

GENERAL


     Famous Dave's of America, Inc. (the "Company") develops, owns and operates American roadhouse-style barbeque restaurants under the name "Famous Dave's". The Company presently owns and operates five restaurants, one located in the Linden Hills neighborhood of Minneapolis (the "Linden Hills Unit"), one in Roseville, Minnesota (the "Roseville Unit"), one in Maple Grove, Minnesota, one in the Highland Park neighborhood of St. Paul (the "Highland Park Unit"), and the fifth in Calhoun Square in Minneapolis (the "Calhoun Blues Club"). The Calhoun Blues Club features live blues music during certain evenings and an authentic Chicago blues decor. The Company currently has four additional units in development in the Minneapolis/St. Paul area, to be located in Stillwater, Apple Valley, Forest Lake and Minnetonka, and two units in development in Wisconsin, to be located in Madison and Grand Chute (Green Bay/Appleton area). These six additional units, plus an additional two units yet to be identified, are expected to open before the end of 1997.



     The Company opened the Linden Hills Unit, a 2,900-square-foot facility with approximately 50 indoor and 40 patio seats, in June 1995 in the primarily residential Linden Hills neighborhood of south Minneapolis. The Company opened its second restaurant, a 4,800-square-foot facility with approximately 100 indoor seats, in suburban Roseville, Minnesota, in June 1996. The Calhoun Blues Club, an approximately 350 seat, 10,500-square-foot full-service restaurant with live blues music, opened in Calhoun Square in the Uptown area of Minneapolis in September 1996. The Company opened the Maple Grove Unit, a 5,200-square-foot facility with approximately 120 indoor seats, in suburban Maple Grove, Minnesota in April 1997. The Highland Park Unit, a 120-seat, 5,200-square-foot restaurant, opened in June 1997.


THE FAMOUS DAVE'S CONCEPT AND STRATEGY

     The Company seeks to differentiate itself by providing high-quality food in a theme-based environment. The key factors of the Company's market position and operating strategy are as follows:

HIGH QUALITY FOOD

     Each restaurant features an assortment of menu items, such as hickory-smoked St. Louis-Style Spareribs, Texas Beef Brisket, Country Roasted Chicken, and Barbeque Sandwiches, as well as honey-buttered corn bread, potato salad, coleslaw, Shack Fries and Wilbur(TM) Beans. Homemade desserts, including Famous Dave's Bread Pudding and Hot Fudge Kahlua(TM) Brownies, are a specialty. The Company's Famous Dave's BBQ Sauces, which are provided in four regional variations (Rich & Sassy(TM), Texas Pit(TM), Georgia Mustard(TM) and Hot Stuff(TM)), represent signature items for the Company. All menu items are prepared on-site using fresh, high quality ingredients and, except for the Calhoun Blues Club, ordered at a counter and delivered to the customer's table. Lunch and dinner entrees range in price from $6 to $17 and the average guest check was approximately $10 for the fifty-two week period ending December 29, 1996. Management believes that its high quality food contributes to a significant level of repeat business.

DISTINCTIVE ENVIRONMENT -- DECOR AND MUSIC

     The Company's primary theme, a nostalgic roadhouse shack (the "Shacks"), is promoted by the abundant use of rustic antiques and items of Americana from the '30s and '40s. In addition, the Company has developed the large Calhoun Blues Club, which has an authentic Chicago blues decor and features live music seven nights a week.

     The Shacks also include very upbeat, hand-selected, recorded blues music to enhance the environment and add to the customer's experience.

BROAD-BASED APPEAL

     Management believes that the Company's concept has broader appeal than other theme-based restaurant concepts because it attracts customers of all ages. The Company's distinctive concept, combined with high-quality food, make Famous Dave's appealing to children, teenagers and adults.

UNITS INCLUDE VARIETY OF LOCATIONS

     Based on early research results, management believes that broad-based appeal can be achieved with both high profile, "A" locations as well as less popular "B" locations. In addition, the Company has determined that future units will be developed primarily by the conversion of existing spaces (retrofit), due to the high turnover of units in the casual dining segment of the restaurant industry. This will provide the Company with the opportunity to develop units more rapidly, at a lower cost, and result in a wide variety of "character" in the units.

FRANCHISING/AREA DEVELOPMENT AGREEMENTS

     The Company intends to expand its business through franchising. The Company plans on selling individual franchises as well as area development rights to franchisees who will develop and own multiple Famous Dave's. The Company is presently in the process of complying with federal and state franchising laws and expects to be able to sell franchises before the end of third quarter 1997. The Company anticipates that potential franchisees will have experience in the restaurant business and the financial capability to develop multiple stores. It is anticipated that management will actively pursue franchising as part of the expansion strategy in the coming months and years.

TAKE OUT COMPONENT


     Take-out revenues as a percent of total unit revenues during fiscal 1996 averaged approximately 25% to 30%. The Company is committed to this aspect of customer service and believes there is opportunity to enhance this area.


FOCUS ON CUSTOMER SATISFACTION

     The Company is committed to staffing each Unit with an experienced management team and providing its customers with prompt, friendly and efficient service. The Company recognizes that, in order to maintain a high level of repeat customers and to attract new business through word of mouth, it must provide superior customer service.

COMMITMENT TO ATTRACTING AND RETAINING QUALITY EMPLOYEES

     By providing extensive training and attractive compensation, the Company fosters a strong corporate culture and encourages a sense of personal commitment from its employees. The Company believes its compensation structure and positive corporate culture enable it to attract and retain quality employees. The Company places particular emphasis on the hiring of the General Manager of each Unit, focusing on experience and management skills.

UNIT ECONOMICS -- "SHACKS"

     For the fifty-two week period ended December 29, 1996, the Linden Hills Unit generated net revenues of approximately $1.7 million. This unit generated operating income of $384,000 or 22.7% of unit revenues, and cash flow of $420,000 or 24.8% of unit revenues, for the same period. Cash flow represents the Unit's operating income before depreciation and amortization. Although cash flow should not be considered an alternative to operating income as an indicator of the Company's operating performance or an alternative to cash flow from operating activities as a measure of liquidity, such flow is commonly used as an additional measure of operating profitability in the restaurant and certain other related industries. The Linden Hills Unit, a 2,900 square foot converted gas station, was developed at a cost of approximately $425,000, including costs related to converting to a restaurant and the furniture, fixtures and equipment. Additionally, the Company incurred approximately $27,000 in pre-opening costs and purchased approximately $8,000 of inventory. The Roseville Unit, a 4,800 square foot building which opened in June 1996, was developed at a cost of approximately $1.1 million. Additionally, the Company incurred approximately $37,000 in pre-opening costs and purchased approximately $14,000 of inventory. The Roseville Unit generated net revenues of approximately $1.6 million while operating in the 29 weeks ended December 29, 1996. For this period, this unit generated operating income of $298,000 or 18.7% of unit revenues, and cash flow of $379,000 or 23.8% of unit revenues. The Company expects that most of its future BBQ "shack" units will be between 2,000 and 6,000 square feet and will cost between $1 million and $2.5 million, including new construction (if applicable), building conversion costs and furniture, fixtures and equipment. The Company expects that pre-opening and inventory costs related to most of its future BBQ "shack" units will be approximately $50,000 to $100,000 and $15,000, respectively.

BLUES CLUBS

     The Company has developed an additional environment for rollout in major metropolitan markets under the theme "BBQ and Blues" or Blues Club units. There is currently one Blues Club unit open at Calhoun Square in Minneapolis, MN which is 10,500 square feet with live music nightly and a full service restaurant and bar. The menu for the Blues Club is very similar to that of the Shacks with some additions, including appetizers. The strategy of the Company is to locate a Blues Club in major metropolitan markets to serve as a flagship unit, with the Shacks supporting the surrounding metropolitan area. The Shacks will remain the primary growth vehicle for the Company's expansion and the Blues Club will provide added strategic and marketing support where deemed appropriate by management.

UNIT LOCATIONS

     The following table sets forth certain information about the Company's existing units and current planned unit locations (all locations except the Calhoun Blues Club are BBQ "Shacks"):


                                       SQUARE        INTERIOR          DATE OPENED OR
              LOCATION                 FOOTAGE        SEATS         PLANNED TO BE OPENED
              --------                 -------       --------       --------------------
Linden Hills, Minneapolis, MN........   2,900           50          June 1995
Roseville, MN........................   4,800          100          June 1996
Calhoun Square, Minneapolis, MN......  10,500          350          September 1996
Maple Grove, MN......................   5,200          120          April 1997
Highland Park, St. Paul, MN..........   5,200          120          June 1997
Stillwater, MN.......................   5,200*         120*         Third Quarter 1997
Madison, WI..........................   4,800*         100*         Third Quarter 1997
Apple Valley, MN.....................   3,800*          90*         Third Quarter 1997
Grand Chute, WI......................   2,900*          75*         Third Quarter 1997
Minnetonka, MN.......................   6,000*         150*         Fourth Quarter 1997
Forest Lake, MN......................   4,500*          90*         Fourth Quarter 1997


-------------------------
* Estimated


     An additional two units, the locations of which have not yet been finalized, are expected to open before the end of 1997.


EXPANSION PLANS AND SITE SELECTION

     The Company's site selection strategy is to locate its Units in a variety of locations, from high-profile, heavy-traffic, "A" locations to less visible, less traveled "B" locations. The primary focus will be on conversion of existing businesses (retrofits) in sizes ranging from 2,000 to 6,000 square feet. The Company believes that its format can be utilized in a wide variety of locations, including free standing buildings, small inline malls, and airports.

FAMOUS DAVE'S UNIT FEATURES

     Existing Famous Dave's units enjoy a high level of repeat business and customer diversity because of the Company's commitment to providing high quality food and customer service in an exciting and entertaining environment. Features of the Units are as follows:

Distinctive Roadhouse Decor


     The Linden Hills, Roseville, Maple Grove and Highland Park Units are "real" barbeque joints, reminiscent of the old country-style roadhouse barbeque "joints" that dotted rural America 50 years ago. The Company's nostalgic roadside shack theme is promoted by the use of antiques and items of Americana from the '30s and '40s in a rustic environment. The weathered barn wood walls, cozy, antique-filled Southern country shack decor, overhead tin roofing and blues music in the air are intended to convey the feeling of a down-home backyard barbeque.


     Each restaurant table is covered with a red and white checkered oilcloth and features salt, pepper and barbeque sauces stored in a six-pack beer container. A large roll of paper towels accompanies every meal.

The Blues Component

     The roadhouse theme is further enhanced by the use of blues music which, together with the restaurant's decor, provides an entertaining dining environment. Each restaurant features taped blues music that contributes to the roadhouse theme. Mr. Anderson's attention to detail includes personal selection of all music that is played in the restaurants. In addition, the Company's Calhoun Blues Club features live blues music with Big John Dickerson and Blue Chamber (the "Blues Band") every Thursday, Friday and Saturday night. Live music from other blues bands is performed the other four nights each week. The Company has Blues Band music on CD's available for sale at each restaurant, which provides additional marketing exposure for the Company.

The Menu

     The Company's primary focus is its food. The Company's mission is to deliver the best barbeque in America. Each restaurant features an assortment of menu items, such as hickory-smoked St. Louis-Style Spareribs, Texas Beef Brisket, Country Roasted Chicken, and Barbeque Sandwiches, as well as honey-buttered corn bread, potato salad, coleslaw, Shack Fries and Wilbur(TM) Beans. Homemade desserts, including Famous Dave's Bread Pudding and Hot Fudge Kahlua(TM) Brownies, are a specialty. The Company's Famous Dave's BBQ Sauces, which are provided in four regional variations (Rich & Sassy(TM), Texas Pit(TM), Georgia Mustard(TM) and Hot Stuff(TM)), represent signature items for the Company. The Company's Rich & Sassy(TM) Famous Dave's BBQ Sauce was awarded first place in the mild tomato division of the 1995 Kansas City American Royal Barbecue Sauce Contest.

     Lunch entrees range from $6 to $8 and dinner entrees from $10 to $17. The average guest check for the year ending December 29, 1996 was approximately $10 per person. Food portions are generous to increase the perceived value. Management believes that the Company's food, together with each restaurant's distinctive decor, have resulted in a high level of repeat business.

     The Company intends to obtain a beer and wine license for most of its restaurants, with the intention that such beverages will be served along with meals. The Company does not intend to emphasize sales of beer and wine apart from meals in most of its restaurants, primarily because the Company feels that it reduces the number of table turns and therefore profitability. In addition to a beer and wine license, the Company has obtained a liquor license for the Calhoun Blues Club.

Food Preparation and Delivery

     The Company believes that ease of food preparation and delivery is one key to its success. While some restaurants require highly compensated and extensively trained chefs, the food served at each restaurant is prepared in a basic three-step process that requires minimal training time. Mr. Anderson has developed prepared seasonings, sauces, bread mixes and other ingredients, which allow each menu item to be served with minimal preparation. The Company views this efficient and effective process as critical for its national expansion.

Focus on Customer Satisfaction

     The Company is committed to staffing each unit with an experienced management team and providing its customers with prompt, friendly and efficient service. The customer's experience is also enhanced by the attitude and attention of restaurant personnel. The Company recognizes that, in order to maintain a high level of repeat customers and to attract new business, it must provide superior customer service.

     Famous Dave's maintains a mission statement that its goal is to strive for "delighted" guests rather than just "satisfied" guests. The Company believes that a customer establishes his or her opinion within the first seven seconds. To this end, the Company has focused its property development to maximize first impressions of sight, smell, sound, and feel. The Company accomplishes this through the wonderful smell of hickory-smoked barbeque, the lively sounds of juke joint blues music, the colorful and nostalgic decor, and the varied textures of rough cut pine, corrugated tin roofs, and antiques.

OPERATIONS, MANAGEMENT AND EMPLOYEES

     The Company's ability to manage multi-location units will be central to its overall success. The Company believes that its management must include skilled personnel at all levels. The Company's senior management team includes experienced personnel with extensive restaurant experience. See "Management." At the unit level, the Company places specific emphasis on the position of general manager and seeks employees with significant restaurant experience and management expertise. The Company strives to maintain quality and consistency in each of its units through the careful training and supervision of personnel and the establishment of, and adherence to, high standards relating to personnel performance, food and beverage preparation, and maintenance of facilities. The Company believes that it has been able to attract high quality, experienced restaurant and retail management and personnel with its competitive compensation and bonus programs. Staffing levels vary according to the time of day and size of the restaurant. In general, each "roadside shack" unit has between 30 and 50 employees.

     All managers must complete a training program, during which they are instructed in areas such as food quality and preparation, customer service, and employee relations. The Company has also prepared operations manuals relating to food and beverage quality and service standards. New staff members participate in approximately three weeks of training under the close supervision of Company management. Management strives to instill enthusiasm and dedication in its employees, regularly solicits employee suggestions concerning Company operations, and endeavors to be responsive to employees' concerns. In addition, the Company has extensive and varied programs designed to recognize and reward employees for superior performance. As of December 29, 1996, the Company had approximately 270 employees, 60 of which were full-time. The Company believes that its relationship with its employees is good.

PURCHASING

     The Company strives to obtain consistent quality items at competitive prices from reliable sources. Any discontinuance of such favorable pricing could negatively impact the Company's purchasing abilities. In order to maximize operating efficiencies and to provide the freshest ingredients for its food products while obtaining the lowest possible prices for the required quality, each unit's management team determines the daily quantities of food items needed and orders such quantities from major suppliers which are then shipped directly to the restaurants. The Company purchases perishable food products locally.

MANAGEMENT INFORMATION SYSTEMS/ACCOUNTING

     The Company has developed management information systems that include a computerized point-of-sale system which facilitates the movement of customer orders between the customer areas and kitchen operations, processes cash and credit card transactions, and provides management with revenue and other key operating and financial information. Operating and financial data from the point-of-sale system is transferred electronically to Company headquarters on a daily basis. The point-of-sale system is accessed by service personnel who are assigned individual identification keys. The Company also uses a computerized time management system which tracks the time worked by each employee, allowing management to gather labor data, schedule work hours and produce payroll reports.

     The Company's automated unit-level point-of-sale, time management and inventory management systems provide data for posting to the Company's general ledger and to other accounting subsystems. The general ledger system provides various management reports comparing current and prior operating results. The results are reported to and reviewed with Company management by accounting personnel. Such reporting includes (i) weekly reports of revenues, cost of revenues and selected controllable unit expenses and (ii) detailed monthly unit performance reports of revenues and expenses.

MARKETING AND PROMOTION; THE RIBMOBILE

     To date, the Company has relied primarily upon advertising, publicity and "word of mouth" advertising to attract customers to its restaurants. The Company also utilizes distinctive exterior signage and off-site billboards. In addition, the Company has attempted to create brand awareness in its "Famous Dave's" name by offering items such as Famous Dave's BBQ sauces for retail sale at its restaurants and in approximately 130 grocery stores in the Twin Cities area. Management is in the process of completing a media plan which will include radio, print and promotional aspects, and which will promote "Famous Dave's" as Legendary Pit Bar-B-Que. In addition, the Company has committed resources to promote and arrange corporate and other group catering events.

     The Company utilizes the Famous Dave's Ribmobile to participate in local rib festivals and barbeque contests. The Company currently participates in seven or eight "ribfests" a year. The Company has found that such festivals and contests result in favorable publicity.

TRADEMARKS

     The Company's ability to successfully implement its Famous Dave's concept will depend in part upon its ability to protect its trademarks. The Company has filed trademark applications with the United States Patent and Trademark Office to register the mark "Famous Dave's" and design. There can be no assurance that the Company will be granted trademark registration for any or all of the proposed uses in the Company's applications. In the event the Company's mark is granted registration, there can be no assurance that the Company can protect such mark and design against prior users in areas where the Company conducts operations. There is no assurance that the Company will be able to prevent competitors from using the same or similar marks, concepts or appearance. In October 1996, the Company received correspondence alleging that the Company's use of a pig and guitar design in connection with its BBQ & Blues concept (the "Design") infringed an existing trademark. The Company does not believe the Design infringes such other trademark and intends to vigorously defend its use of the Design against the holder of such other trademark.

COMPETITION

     The food service industry is intensely competitive with respect to food quality, concept, location, service and price. In addition, there are many well-established food service competitors with substantially greater financial and other resources than the Company and with substantially longer operating histories. The Company believes that it competes with other full-service dine-in restaurants, take-out food service companies, fast-food restaurants, delicatessens, cafeteria-style buffets, and prepared food stores, as well as with supermarkets and convenience stores. Competitors include national, regional, and local restaurants, purveyors of carryout food, and convenience dining establishments.

     Primary national and regional competitors of the Company include such other "family-oriented" comparable restaurants as Applebee's, TGI Friday's, Chili's, Ground Round, Bennigan's and barbeque-related restaurants such as Tony Roma's, Red Hot & Blue, Damon's and Sonny's. The Company believes that it can effectively compete in this market by offering superior food taste, an attractive highly theme-based family atmosphere, and superior ambiance provided by carefully chosen blues music and an "open kitchen" smell of real barbeque.

     Competition in the food service business is often affected by changes in consumer tastes, national, regional, and local economic and real estate conditions, demographic trends, traffic patterns, the cost and availability of labor, purchasing power, availability of product, and local competitive factors. The Company attempts to manage or adapt to these factors, but it should be recognized that some or all of these factors could cause the Company to be adversely affected.

     In addition, to the extent that barbeque restaurants are frequently viewed as "local", the Company may experience intense competition or lack of consumer acceptance if it expands into areas with existing barbeque restaurants.

     The performance of individual Units may also be affected by factors such as traffic patterns, weather, demographic considerations, local economic conditions, and the type, number and location of competing restaurants. In addition, factors such as inflation, increased food, labor and employee benefit costs, and the availability of experienced management and hourly employees may also adversely affect restaurant and retail operating costs. Costs are further affected by increases in the minimum hourly wage, unemployment tax rates, workers' compensation insurance rates and similar matters over which the Company has no control.

REGULATION

     Restaurants are subject to licensing and regulation by state and local health, sanitation, safety, fire, and other authorities and are also subject to state and local licensing and regulation of the sale of alcoholic beverages and food. Difficulties in obtaining or failure to obtain required licenses and approvals will result in delays in, or cancellation of, the opening of restaurants. The food and liquor licenses are also subject to suspension or non-renewal if the granting authority determines that the conduct of the holder does not meet the standards for initial grant or renewal. The Company believes that it is in compliance with all licensing and other regulations.

     The Federal Americans With Disabilities Act prohibits discrimination on the basis of disability in public accommodations and employment. The Company could be required to expend funds to modify its restaurants in order to provide service to or make reasonable accommodations for disabled persons. The Company's restaurants are currently designed to be accessible to the disabled. The Company believes it is in substantial compliance with all current applicable regulations relating to accommodations for the disabled.

PROPERTY

     The Company intends to lease or purchase facilities for each of its Units, with leasing being the primary form of real estate acquisition. The Company has entered into four lease or sublease agreements with S & D Land Holdings, Inc. ("S&D"), a Minnesota corporation wholly-owned by David W. Anderson, the Company's Chairman and Chief Executive Officer, pursuant to the following terms:


 1. Linden Hills. The Linden Hills Unit contains approximately 2,900 square feet of restaurant space, including the patio area. The site is subject to a lease from S&D effective January 1, 1996 for a 10-year term with base rent of $48,800 per year with annual increases based upon increases in the consumer price index ("CPI"). The Company also has the right to extend the term for two five-year periods. In addition to base rent, the Company is responsible for the payment of all operating costs and real estate taxes.


 2. Roseville. S&D is the tenant under an Agreement of Lease and Agreement concerning Sublease (collectively, "Lease"). S&D has subleased the Roseville site to the Company effective January 1, 1996 for $82,200 per year with annual increases based upon increases in the CPI. The initial term under the Sublease is seven years. The Company has the right to extend the term for an additional five-year period. Should the Company so elect to extend, the Company is obligated to pay percentage rent of 1% of gross sales as additional rent. The improvements located on the site may revert to the landlord at the termination of the Sublease. Assignment or subletting of any interest in the Sublease requires the prior written approval of the landlord. In addition to base rent and percentage rent, the Company is responsible for the payment of operating costs and real estate taxes.

 3. Minnetonka. The Minnetonka site is a former restaurant located on approximately 2.3 acres of land. The Minnetonka site has been leased effective July 1, 1997 from S&D for a 10-year term with base rent of $124,129 per year with annual increases based upon increases in the CPI. The Company has the right to extend the term for two five-year periods. In addition to base rent, the company is responsible for the payment of all operating costs and real estate taxes.

 4. Highland Park. The Highland Park site contains approximately 2.3 acres of vacant land and has been leased from S&D effective June 1, 1997 for a 10-year term with base rent of $44,900 per year with annual increases based upon increases in the CPI. The Company also has the right to extend the term for two five-year periods. The lease allows the Company to develop the site as a restaurant at the Company's cost and with the prior written consent of S&D. In addition to base rent, the Company is responsible for the payment of its pro-rata share of operating costs and real estate taxes.


     The above-mentioned leases are non-cancelable by the Company. The Company or a subsidiary also has entered into leases or subleases with unrelated third parties for the following properties:


 5. Calhoun Square. Lake and Hennepin BBQ & Blues, Inc., a wholly-owned subsidiary of the Company ("LHBB") has entered into a lease for the Calhoun Square site with Calhoun Square Associates dated January 5, 1996. The lease runs for a term of 15 years and LHBB has the right to extend the term for two five-year periods. LHBB is obligated to pay base rent plus percentage rent of 5% of gross sales, as defined. In addition to base rent and percentage rent, the Company is responsible for the payment of its pro-rata share of operating costs and real estate taxes.

 6. Forest Lake. The Forest Lake site is located on approximately 57,900 square feet of vacant land. The Forest Lake site has been leased since February 21, 1997 for a 15-year term with base rent of $69,480 per year with annual increases based upon increases in the CPI. The Company has the right to extend the term for two 5-year periods. In addition to base rent, the Company is responsible for the payment of all operating costs and real estate taxes.

 7. Madison, Wisconsin. The Madison, Wisconsin site is a former restaurant located on approximately 30,000 square feet of land. The Madison site has been leased since March 19, 1997 for a 10-year term with base rent of $48,000 with an increase after year five to $52,800. The Company has the right to extend the term for two 5-year periods. The Company also has the option to purchase the site after the initial ten-year term. In addition to base rent, the Company is responsible for the payment of all operating costs and real estate taxes.

 8. Corporate Office. The Company has assumed a lease effective as of August 31, 1996 for 7,800 square feet of office/warehouse space at 12700 Industrial Park Boulevard in Plymouth, Minnesota. The lease terminates on August 31, 1998.


 9. Warehouse Space. The Company leased 6,000 square feet of warehouse space in Plymouth, Minnesota in April 1997. The lease terminates in April 2000.



10. Catering Facility. In June 1997, the Company leased a 2,400-square-foot facility in Plymouth, Minnesota which will be used primarily as a catering facility. The lease runs for a term of 10 years with initial annual base rent of $30,000. The Company has the right to extend the term for two five-year periods.



In addition, the Company has acquired land in Maple Grove and Stillwater, Minnesota to construct two units and purchased buildings in Apple Valley, Minnesota and Grand Chute, Wisconsin (Green Bay/Appleton area) to convert into two units. The Maple Grove property is approximately two acres which cost approximately $810,000 and was acquired in November 1996. The Stillwater property is approximately 2.3 acres which cost approximately $540,000 and was acquired in December 1996. The Apple Valley property is a 3,800-square-foot former restaurant which cost approximately $525,000 and was acquired in April 1997. The Grand Chute property is a 2,900 square foot former restaurant on one acre of land which cost approximately $375,000 and was acquired in April 1997.


LEGAL PROCEEDINGS


     The Company is not a party to any material litigation and is not aware of any threatened litigation that would have a material adverse effect on its business.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

     The following table sets forth certain information with respect to the directors and executive officers of the Company.


                NAME                   AGE                           POSITION
                ----                   ---                           --------
David W. Anderson....................  44    Chairman of the Board
Douglas S. Lanham....................  48    Director, Chief Executive Officer and Chief Operating
                                             Officer
Mark A. Payne........................  37    President, Secretary and Treasurer
Stanley R. Herman....................  42    Executive Vice President, Strategic Planning and
                                             Marketing
Steven E. Opdahl.....................  33    Vice President-Finance, Chief Financial Officer and
                                             Assistant Secretary
Thomas J. Brosig.....................  47    Director
Richard L. Monfort...................  42    Director
Martin J. O'Dowd.....................  48    Director


     David W. Anderson was the founder of the Company and has been the Chairman of the Board since its formation. Mr. Anderson was also Chief Executive Officer of the Company until April 1, 1997. Mr. Anderson is also a founder of Rainforest Cafe, Inc. In October 1990, Mr. Anderson co-founded Grand Casinos, Inc. and through March 1996 served as a director and Executive Vice President of that company.

     Douglas S. Lanham joined the Company as President, Chief Operating Officer and a director in January 1997. On April 1, 1997 Mr. Lanham assumed the title of Chief Executive Officer and Chief Operating Officer. Mr. Lanham is a 25-year veteran of full-service casual dining, including positions at Steak & Ale, Bennigan's, Grady's American Grill and Chili's. At varying times from 1984 to 1996, Mr. Lanham held positions as a Chili's franchisee and a Senior Vice President for Brinker International.

     Mark A. Payne has been President of the Company since April 1, 1997. Mr. Payne served as Vice President, Chief Financial Officer, Secretary and Treasurer from August 1996 through March 1997. Previously, and since August 1995, he was Senior Vice President, Business Development and Acquisitions of ValueVision International, Inc., a television home shopping network. Prior to that and since December 1990, he served as Vice President, Finance and Chief Financial Officer at ValueVision.

     Stanley R. Herman joined the Company as Executive Vice President, Strategic Planning and Marketing in January 1997. Mr. Herman has over 20 years of marketing experience, most recently as Partner and President of Growth Resources International from 1993 to 1996 and in the same positions at Herman Mancino from 1986 to 1993. Both firms provided marketing consulting services to a wide range of companies both domestically and internationally.


     Steven E. Opdahl has been Vice President-Finance and Chief Financial Officer of the Company since April 1, 1997. Mr. Opdahl joined the Company in March 1997 with 11 years of financial experience. From May 1994 to March 1997, Mr. Opdahl served in a variety of finance management positions with Honeywell, both domestically and internationally, most recently as Middle East Area Finance Manager. From May 1986 to April 1994, Mr. Opdahl was at Arthur Anderson & Co. where he provided financial accounting, audit and consulting services to a wide variety of clients, serving as a manager for four of those years.


     Martin J. O'Dowd has been a director of the Company since August 1996. From May 1995 through April 1997, Mr. O'Dowd served as President and Chief Operating Officer of Rainforest Cafe, Inc. From July 1987 to May 1995, Mr. O'Dowd was Corporate Director, Food and Beverage Services, for Holiday Inn Worldwide. From August 1985 to July 1987, Mr. O'Dowd was Vice President and General Operations Manager for the Hard Rock Cafe in New York. Mr. O'Dowd is also a director of Elephant & Castle Group, Inc.

     Thomas J. Brosig has been a Director of the Company since August 1996. Mr. Brosig has served as President of Grand Casinos, Inc. since September 1996. From August 1994 to that time, he served as its Executive Vice President -- Investor Relations and Special Projects. From its inception until May 1995, Mr. Brosig served as Secretary of Grand Casinos, Inc., and served as its President from May 1993 until August 1994. Mr. Brosig also served as Grand Casinos, Inc.'s Chief Operating Officer from October 1991 until May 1993, and as its Chief Financial Officer from its inception until January 1992. Mr. Brosig is also a director of G-III Apparel Group Ltd., a manufacturer and distributor of leather apparel.

     Richard L. Monfort became a director of the Company in December 1996. From 1990 to 1995, Mr. Monfort served as the President of the red meats division of Conagra, which division had $8 billion in sales of beef and pork annually. From September 1995 to the present, Mr. Monfort has been engaged in the management of various private business and investment interests, including acting as managing partner of the Hyatt Grand Champion Hotel (Palm Springs, California), owner of the Hilltop Steakhouse (Boston, Massachusetts), and partner in the Montera Cattle Company. Mr. Monfort is also a director of Electronic Fabrication Technology Corporation (Greeley, Colorado), a producer of circuit boards and other components for computer manufacturers.

EXECUTIVE COMPENSATION

     The following table sets forth the cash and noncash compensation for each of the last three fiscal years awarded to or earned by its Chairman of the Board and Chief Executive Officer. Mr. David W. Anderson was Chief Executive Officer of the Company through March 1997.

                           SUMMARY COMPENSATION TABLE

                                                                        ANNUAL COMPENSATION
                                                                   ------------------------------
                                                                                     OTHER ANNUAL
                                                                   SALARY    BONUS   COMPENSATION
               NAME AND PRINCIPAL POSITION                  YEAR     ($)      ($)        ($)
               ---------------------------                  ----   ------    -----   ------------
David W. Anderson.........................................  1996   $78,680    $0       $16,320
  Chairman of the Board                                     1995         0     0            --
                                                            1994         0     0            --

EMPLOYMENT AGREEMENTS

     David W. Anderson, Chairman of the Board, has a two-year employment agreement that expires on March 4, 1998. It is subject to early termination for variety of reasons, including voluntary termination by Mr. Anderson. Mr. Anderson's base salary is $100,000 per year for the first year of the agreement. Such base salary may be adjusted annually as determined by the Company's Board of Directors. Such agreement also provides that Mr. Anderson will receive six months' severance if terminated by the Company for a reason other than "cause," as defined therein. Mr. Anderson receives medical, dental and other customary benefits. The employment agreement provides that Mr. Anderson will not compete with the Company for two years if he resigns or is terminated for cause.

     Douglas S. Lanham, Chief Executive Officer and Chief Operating Officer, has a four-year employment agreement with the Company which expires on January 31, 2001, subject to early termination for a variety of reasons. Mr. Lanham will receive a base salary of $225,000 during the first year of employment. The base salary will be adjusted annually to reflect, at a minimum, increases in the consumer price index. Mr. Lanham will be eligible to receive an annual bonus in the amount of up to 40% of his base salary, including a minimum of 20% of his base salary for the first year only of the employment agreement. Such agreement provides that Mr. Lanham will receive one year's severance if terminated by the Company for a reason other than "cause" or if Mr. Lanham resigns for "good reason," as defined therein, except that if Mr. Lanham resigns for any reason between the sixth and 12th month of the agreement, he shall continue to receive his base salary for the remainder of the calendar year or for three months, if greater. Mr. Lanham also receives medical, dental and other customary benefits. The employment agreement provides that Mr. Lanham will not compete with the Company for two years if he resigns or is terminated for cause.

     Mark A. Payne, President, Treasurer and Secretary, has a three-year employment agreement which expires on August 12, 1999, subject to early termination for a variety of reasons. Mr. Payne will receive a base salary of $125,000 during his first year of employment. Such base salary is subject to annual adjustment as may be determined by the Company's Board of Directors. Mr. Payne is eligible to receive annual bonuses at the discretion of the Board of Directors. Such agreement also provides that Mr. Payne will receive six months' severance if terminated by the Company for a reason other than "cause," as defined therein, within the first year of his employment and 12 months' severance if terminated by the Company for a reason other than cause after the first year of employment. Mr. Payne also receives medical, dental and other customary benefits. The employment agreement provides that Mr. Payne will not compete with the Company for two years if he resigns or is terminated for cause.

     Stanley R. Herman, Executive Vice President of Strategic Planning and Marketing, has a three-year employment agreement which expires on January 2, 2000, subject to early termination for a variety of reasons. Mr. Herman will receive a base salary of $125,000 during the first year of employment and such subsequent amounts as may be determined by the Company's Board of Directors. Mr. Herman will receive a $25,000 bonus upon completion of a long-term strategic business plan that has been approved by the Board of Directors, and is eligible to receive an annual bonus of up to 25% of his base salary. Such agreement provides that Mr. Herman will receive six months' severance if terminated by the Company for a reason other than "cause." Mr. Herman also receives medical, dental and other customary benefits. The employment agreement provides that Mr. Herman will not compete with the Company for two years if he resigns or is terminated for cause.

     The Company intends to retain other management employees pursuant to employment and consulting agreements. The Company intends to offer stock options to such employees.

DIRECTOR COMPENSATION

     Directors receive no fees for serving as directors. The Company's three non-management directors, Messrs. Brosig, Monfort and O'Dowd, each received ten-year options to purchase 25,000 shares of common stock when they became members of the Board in 1996. One-third of the options vest on each of the first, second and third anniversaries of the date of grant. The options granted to Messrs. Brosig and O'Dowd have an exercise price of $4.33 a share and the options granted to Mr. Monfort have an exercise price of $6.75 a share. Members of the Board who are also employees of the Company receive no options for their services as directors.

                              CERTAIN TRANSACTIONS


     On January 1, 1996, the Company transferred the real estate, excluding improvements, of its Linden Hills restaurant and the site of the proposed restaurant in the Highland Park area of St. Paul, Minnesota to David W. Anderson, Chairman and Chief Executive Officer of the Company, in exchange for amounts due to Mr. Anderson and assumption of bank debt totaling $781,023. These properties were transferred to Mr. Anderson at the Company's cost which, due to the short amount of time which elapsed between the transfer and the Company's original acquisition, the Company believes approximated the fair market values of the real estate exchanged. Mr. Anderson concurrently transferred the real estate to S&D Land Holdings, Inc. ("S&D"), a Minnesota company wholly owned by Mr. Anderson, and entered into leases with the Company for such real estate. The Company also leases the Roseville restaurant and the real estate for the Minnetonka restaurant from S&D. The Company does not currently intend to enter into any additional leases with S&D.


     During 1996, S&D agreed to an abatement of rent in favor of the Company under the leases relating to the Minnetonka and Highland Park units in the amounts of $118,956 and $44,900, respectively.

     The Company has a $2,000,000 revolving note with David W. Anderson. The note bears interest at 8%, is unsecured and is due on demand. There were no outstanding balances on the note at March 30, 1997.


     Pursuant to a license and trademark agreement between the Company and Grand Pines Resorts, Inc. a Minnesota corporation wholly-owned by David W. Anderson ("Grand Pines"), the Company licenses its trademarks and recipes to Grand Pines in exchange for a four per cent royalty fee on gross food sales. Also, pursuant to a management agreement between the Company and Grand Pines, the Company has agreed to provide certain management services relative to a Famous Dave's restaurant owned and operated by Grand Pines in Hayward, Wisconsin as a licensee of the Company in exchange for a fee of three per cent of gross food sales.



     The Company believes that transactions and loans entered into to date with officers, directors or 5% shareholders of the Company's Common Stock were on terms no less favorable to the Company than could be obtained from unaffiliated third parties. All future material affiliated transactions and loans, if any, would also be on terms no less favorable to the Company than could be obtained from unaffiliated third parties and must be approved by a majority of the independent outside members of the Company's Board of Directors who do not have an interest in the transactions.


                             PRINCIPAL SHAREHOLDERS

     The following table sets forth certain information regarding beneficial ownership of the Company's Common Stock as of May 13, 1997 by (i) each person known by the Company to be the beneficial owner of more than 5% of the outstanding Common Stock, (ii) each director, (iii) each executive officer named in the Summary Compensation Table, and (iv) all executive officers and directors as a group. Unless otherwise indicated, each of the following persons has sole voting and investment power with respect to the shares of Common Stock set forth opposite their respective names.

                                                                                 PERCENT OF CLASS
                                                                              ----------------------
                                                                               BEFORE       AFTER
                  NAME OF BENEFICIAL OWNER                     NUMBER         OFFERING   OFFERING(1)
                  ------------------------                     ------         --------   -----------
David W. Anderson(2)........................................  1,781,000(3)      29.6        20.5
Douglas S. Lanham...........................................     63,700(4)       1.0           *
Thomas J. Brosig............................................     20,000(5)         *           *
Richard L. Monfort..........................................          0           --          --
Martin J. O'Dowd............................................     16,000            *           *
Okabena Investment Services, Inc(6).........................    632,750(7)      10.5         7.3
All executive officers and directors as a group
  (eight persons)...........................................  1,905,700(8)      31.6        22.0

-------------------------
 *  Less than 1%.

(1) Assuming all of the Class A Warrants are exercised.

(2) The address of such person is 12700 Industrial Park Boulevard, Suite 60, Plymouth, Minnesota 55441.

(3) Includes 100,000 shares owned by Grand Pines Resorts, Inc., a corporation wholly-owned by Mr. Anderson. Mr. Anderson disclaims beneficial ownership of such shares.

(4) Includes 50,000 shares issuable upon exercise of options exercisable within 60 days.

(5) Includes 5,000 shares issuable upon exercise of options exercisable within 60 days.

(6) The address of such person is 5140 Norwest Center, 90 South Seventh Street, Minneapolis, MN 55402.

(7) Based on a Schedule 13D filed with the Securities and Exchange Commission on October 30, 1996. Includes 602,750 shares beneficially owned by Okabena Partnership K and 20,000 shares beneficially owned by Okabena Partnership L, as to both of which Okabena Investment Services, Inc. ("OIS") is the managing partner. Also includes 10,000 shares beneficially owned by Gary S. Kohler, Vice President of OIS and the portfolio manager for Okabena Partnership K.

(8) Includes 80,000 shares issuable upon exercise of options exercisable within 60 days.

                           DESCRIPTION OF SECURITIES

CAPITAL STOCK

     The Company's authorized capital stock consists of 100,000,000 undesignated shares, $.01 par value per share in the case of Common Stock, and a par value as determined by the Board of Directors in the case of Preferred Stock. If all of the Class A Warrants are exercised, there will be issued and outstanding 8,669,250 shares of Common Stock

COMMON STOCK


     There are no preemptive, subscription, conversion or redemption rights pertaining to the Common Stock. The Common Stock is nonassessable and not subject to further calls. The absence of preemptive rights could result in a dilution of the interest of existing shareholders should additional shares of Common Stock be issued. Holders of the Common Stock are entitled to receive such dividends as may be declared by the Board of Directors out of assets legally available therefor, and to share ratably in the assets of the Company available upon liquidation.


     Each share of Common Stock is entitled to one vote for all purposes and cumulative voting is not permitted in the election of directors. Accordingly, the holders of more than 50% of all of the outstanding shares of Common Stock can elect all of the directors. Significant corporate transactions such as amendments to the articles of incorporation, mergers, sales of assets and dissolution or liquidation require approval by the affirmative vote of the majority of the outstanding shares of Common Stock. Other matters to be voted upon by the holders of Common Stock normally require the affirmative vote of a majority of the shares present at the particular shareholders' meeting. The Company's directors and officers as a group beneficially own approximately 32% of the outstanding Common Stock of the Company. If all of the Warrants are exercised, such persons will beneficially own approximately 22% of the outstanding shares. See "Principal Shareholders." Accordingly, such persons will continue to be able to substantially control the Company's affairs, including, without limitation, the sale of equity or debt securities of the Company, the appointment of officers, the determination of officers' compensation and the determination whether to cause a registration statement to be filed.

     The rights of holders of the shares of Common Stock may become subject in the future to prior and superior rights and preferences in the event the Board of Directors establishes one or more additional classes of Common Stock, or one or more additional series of Preferred Stock. The Board of Directors has no present plan to establish any such additional class or series.

CLASS A WARRANTS


     The Class A Warrants have been issued under and are governed by the provisions of a Warrant Agreement (the "Warrant Agreement") between the Company and Firstar Trust Company, Milwaukee, Wisconsin, as Warrant Agent (the "Warrant Agent"). The following summary of the Warrant Agreement is not complete, and is qualified in its entirety by reference to the Warrant Agreement, a copy of which has been filed as an exhibit to the Registration Statement of which this Prospectus is a part.


     One Class A Warrant entitles the holder ("Warrantholder") thereof to purchase one share of Common Stock until October 21, 2000, subject to earlier redemption, provided that at such time a current prospectus relating to the shares of Common Stock issuable upon exercise of the Class A Warrants is in effect and the issuance of such shares is qualified for sale or exempt from qualification under applicable state securities laws. Each Class A Warrant will be exercisable at an exercise price of $8.50 per warrant, subject to adjustment in certain events.


     The Class A Warrants are subject to redemption by the Company on not less than 30 days' written notice, at a price of $.01 per warrant, provided that the price of the Common Stock averages above $10.20 for 10 trading days, and a current prospectus covering the shares issuable upon the exercise of the Class A Warrants is then effective under federal securities laws. Upon declaration of effectiveness by the SEC of the Company's post-effective amendment to the registration statement covering the shares issuable upon the exercise of the Class A Warrants, both conditions for redemption will have been achieved. Holders of Class A Warrants will automatically forfeit all rights thereunder except the right to receive the $.01 redemption price per warrant unless the Class A Warrants are exercised before they are redeemed.


     The Warrantholders are not entitled to vote, receive dividends, or exercise any of the rights of holders of shares of Common Stock for any purpose. The Class A Warrants are in registered form and may be presented for transfer, exchange or exercise at the office of the Warrant Agent.

     The Warrant Agreement provides for adjustment of the exercise price and the number of shares of Common Stock purchasable upon exercise of the Class A Warrants to protect Warrantholders against dilution in certain events, including stock dividends, stock splits, reclassification, and any combination of Common Stock, or the merger, consolidation, or disposition of substantially all the assets of the Company.

     The Class A Warrants may be exercised upon surrender of the certificate therefor on or prior to the expiration date (or earlier redemption date) at the offices of the Warrant Agent, with the form of "Election to Purchase" on the reverse side of the certificate properly completed and executed as indicated, accompanied by payment of the full exercise price (by certified or cashier's check payable to the order of the Company) for the number of Class A Warrants being exercised.

SHARES ELIGIBLE FOR FUTURE SALE

     If all of the Class A Warrants are exercised there will be 8,669,250 shares of Common Stock issued and outstanding. The existing 2,668,000 publicly-held shares, as well as the shares issuable upon exercise of the Class A Warrants will be freely tradeable without registration or other restriction under the Act, except for any shares purchased by an "affiliate" of the Company (as defined in the Act).

     The remaining 3,356,250 shares were issued in reliance upon the "private placement" exemptions provided by the Act and are deemed restricted securities within the meaning of Rule 144 ("Restricted Shares"). Restricted Shares may not be sold unless they are registered under the Act or are sold pursuant to an applicable exemption from registration, including an exemption under Rule 144. It is expected that 1,356,250 Restricted Shares, which were sold in July 1996 in a private placement pursuant to Rules 505 and 506 of Regulation D, will become eligible for sale in July 1997, assuming all of the other requirements of Rule 144 have been satisfied. In addition, the Company has agreed to file a registration statement relating to these shares one year following the Effective Date, provided that the Company is then eligible to use Form S-3. In connection with the IPO, certain officers and directors of the Company escrowed a portion of their shares until October 1999 or until (i) the Company meets certain earnings requirements established by the State of Minnesota, or (ii) the State of Minnesota determines that the escrow agreement is no longer necessary. A total of 2,028,000 shares of Common Stock are subject to escrow.

     In general, under Rule 144 as currently in effect, any person (or persons whose shares are aggregated) including persons deemed to be affiliates, whose restricted securities have been fully paid for and held for at least one year from the later of the date of issuance by the Company or acquisition from an affiliate, may sell such securities in broker's transactions or directly to market makers, provided that the number of shares sold in any three month period may not exceed the greater of 1% of the then-outstanding shares of Common Stock or the average weekly trading volume of the shares of Common Stock in the over-the-counter market during the four calendar weeks preceding the sale. Sales under Rule 144 are also subject to certain notice requirements and the availability of current public information about the Company. After two years have elapsed from the later of the issuance of restricted securities by the Company or their acquisition from an affiliate, such securities may be sold without limitation by persons who are not affiliates under the rule.

     The Company has registered 750,000 shares of Common Stock that are reserved for issuance under employee and director stock option plans. See "Management." Shares issued upon exercise of outstanding options would generally be eligible for immediate resale in the public market, subject to vesting under the applicable option agreements.

     Following this Offering, the Company cannot predict the effect, if any, that sales of the Common Stock or the availability of such Common Stock for sale will have on the market price prevailing from time to time. Nevertheless, sales by existing shareholders of substantial amounts of Common Stock could adversely affect prevailing market prices for the Common Stock if and when a public market exists. David W. Anderson, Chairman and Chief Executive Officer of the Company, has agreed that he will not sell, grant any option for the sale of, or otherwise dispose of any shares of Common Stock until October 21, 1997 without the prior written consent of the Underwriter of the IPO.

MINNESOTA ANTI-TAKEOVER LAW

     The Company is governed by the provisions of Sections 302A.671 and 302A.673 of the Minnesota Business Corporation Act. In general, Section 302A.671 provides that the shares of a corporation acquired in a "control share acquisition" have no voting rights unless voting rights are approved in a prescribed manner. A "control share acquisition" is an acquisition, directly or indirectly, of beneficial ownership of shares that would, when added to all other shares beneficially owned by the acquiring person, entitle the acquiring person to have voting power of 20% or more in the election of directors. In general, Section 302A.673 prohibits a publicly-held Minnesota corporation from engaging in a "business combination" with an "interested shareholder" for a period of four years after the date of the transaction in which the person became an interested shareholder, unless the business combination is approved in a prescribed manner. "Business combination" includes mergers, asset sales and other transactions resulting in a financial benefit to the interested shareholder. An "interested shareholder" is a person who is the beneficial owner, directly or indirectly, of 10% or more of the corporation's voting stock or who is an affiliate or associate of the corporation and at any time within four years prior to the date in question was the beneficial owner, directly or indirectly, of 10% or more of the corporation's voting stock.

TRANSFER AGENT AND REGISTRAR

     Firstar Trust Company is the transfer agent and registrar for the Common Stock, the Class A Warrants and the Units.

                                 LEGAL MATTERS

     The validity of the securities offered hereby will be passed upon for the Company by Maslon Edelman Borman & Brand, a Professional Limited Liability Partnership, Minneapolis, Minnesota.

                                    EXPERTS

     The financial statements for the periods ended December 29, 1996 and December 31, 1995 included herein have been audited by Lund Koehler Cox & Company, PLLP, independent public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said report.

                             ADDITIONAL INFORMATION

     This Prospectus is part of a Registration Statement on Form SB-2 (together with all amendments and exhibits thereto, the "Registration Statement") which has been filed by the Company with the Securities and Exchange Commission (the "Commission") under the Securities Act, relating to the securities offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information, reference is made to the Registration Statement. Statements made in this Prospectus as to the contents of any contract, agreement or other document referred to herein are not necessarily complete. With respect to each such contract, agreement or other document filed as an exhibit to the Registration Statement, reference is made to the exhibit for a more complete description of the matter involved, and each such statement shall be deemed qualified in its entirety by such reference.

     The Company is subject to the informational reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy and information statements and other information with the Commission. Such reports, proxy and information statements and other information filed by the Company as well as the Registration Statement and Exhibits may be inspected and copied at the public reference facilities of the Commission, Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, DC 20549, as well as at the following Regional Offices: 7 World Trade Center, 13th Floor, New York, New York 10048 and Citicorp Center, 500 West Madison Street -- Suite 1400, Chicago, Illinois 60661. Copies of such material can be obtained from the Commission by mail at prescribed rates. Requests should be directed to the Commission's Public Reference Section, Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, DC 20549. In addition, the Commission maintains a Web site that contains reports, proxy and information regarding registrants, such as the Company, that file electronically with the Commission. The address of this Web site is: http://www.sec.gov.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                PAGE
                                                                ----
Report of Independent Public Accountants....................    F-2
Consolidated Financial Statements:
  Balance Sheets............................................    F-3
  Statements of Operations..................................    F-4
  Statements of Shareholder's Equity........................    F-5
  Statements of Cash Flows..................................    F-6
Notes to Consolidated Financial Statements..................    F-7

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Famous Dave's of America, Inc.:

     We have audited the accompanying consolidated balance sheets of Famous Dave's of America, Inc. and Subsidiaries as of December 29, 1996 and December 31, 1995 and the related consolidated statements of operations, shareholders' equity and cash flows for the years then ended. The consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Famous Dave's of America, Inc. and Subsidiaries as of December 29, 1996 and December 31, 1995 and the results of their operations and their cash flows for the years then ended in conformity with generally accepted accounting principles.

                                          LUND KOEHLER COX & COMPANY, PLLP

Minneapolis, Minnesota
January 27, 1997

                FAMOUS DAVE'S OF AMERICA, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                                                           DECEMBER 31,    DECEMBER 29,     MARCH 30,
                                                               1995            1996            1997
                                                           ------------    ------------     ---------
                                                                                           (UNAUDITED)
                        ASSETS
CURRENT ASSETS:
  Cash and cash equivalents............................     $  100,297     $ 4,906,640     $ 3,432,261
  Securities available-for-sale........................              0       9,417,188       9,837,197
  Inventories..........................................         10,921         166,594         185,562
  Prepaids and other current assets....................         69,176         577,590         581,714
                                                            ----------     -----------     -----------
     Total current assets..............................        180,394      15,068,012      14,036,734
                                                            ----------     -----------     -----------
PROPERTY, EQUIPMENT AND LEASEHOLD IMPROVEMENTS, NET....      1,203,265       5,837,844       5,891,608
                                                            ----------     -----------     -----------
OTHER ASSETS:
  Construction in progress.............................         73,487         192,131       1,061,042
  Pre-opening expenses, net............................              0         159,292         117,917
  Other................................................              0          63,180          64,539
                                                            ----------     -----------     -----------
     Total other assets................................         73,487         414,603       1,243,498
                                                            ----------     -----------     -----------
                                                            $1,457,146     $21,320,459     $21,171,840
                                                            ==========     ===========     ===========
         LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
  Accounts payable.....................................     $  109,974     $   445,910     $   859,624
  Notes payable........................................        623,869         473,044         390,580
  Current portion of capital lease obligations.........              0         162,261         162,262
  Other current liabilities............................         29,493         194,430         341,645
                                                            ----------     -----------     -----------
     Total current liabilities.........................        763,336       1,275,645       1,754,111
CAPITAL LEASE OBLIGATIONS, NET OF CURRENT PORTION......              0         741,797         702,649
                                                            ----------     -----------     -----------
     Total liabilities.................................        763,336       2,017,442       2,456,760
                                                            ----------     -----------     -----------
COMMITMENTS AND CONTINGENCIES
SHAREHOLDERS' EQUITY:
  Common stock, $.01 par value, 100,000,000 shares
     authorized, 2,000,000, 6,001,250, and 6,015,250
     shares issued and outstanding.....................         20,000          60,013          60,153
  Additional paid-in capital...........................        980,000      19,586,515      19,600,375
  Unrealized gain (loss) on securities
     available-for-sale................................              0         (11,850)          5,500
  Accumulated deficit..................................       (306,190)       (331,661)       (950,948)
                                                            ----------     -----------     -----------
     Total shareholders' equity........................        693,810      19,303,017      18,715,080
                                                            ----------     -----------     -----------
                                                            $1,457,146     $21,320,459     $21,171,840
                                                            ==========     ===========     ===========

          See accompanying notes to consolidated financial statements.

                FAMOUS DAVE'S OF AMERICA, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS


                                                        YEAR ENDED              THIRTEEN WEEKS ENDED
                                                ---------------------------   -------------------------
                                                DECEMBER 31,   DECEMBER 29,    MARCH 31,     MARCH 30,
                                                    1995           1996          1996          1997
                                                ------------   ------------    ---------     ---------
                                                                              (UNAUDITED)   (UNAUDITED)
SALES, NET....................................   $ 481,510      $4,751,835     $ 290,388    $2,240,683
                                                 ---------      ----------     ---------    ----------
COSTS AND EXPENSES:
  Food and beverage costs.....................     169,789       1,704,421        94,743       780,026
  Labor and benefits..........................     167,183       1,139,528        75,400       572,320
  Restaurant operating expenses...............     135,034         930,149        73,902       455,838
  Depreciation and amortization...............      17,009         232,899         7,948       123,732
                                                 ---------      ----------     ---------    ----------
       Total unit-level costs and expenses....     489,015       4,006,997       251,993     1,931,916
  General and administrative..................     298,685       1,558,115       285,947     1,067,010
                                                 ---------      ----------     ---------    ----------
       Total costs and expenses...............     787,700       5,565,112       537,940     2,998,926
                                                 ---------      ----------     ---------    ----------
LOSS FROM OPERATIONS..........................    (306,190)       (813,277)     (247,552)     (758,243)
  Interest and other (income) expense, net....           0        (106,679)        2,896      (138,956)
                                                 ---------      ----------     ---------    ----------
NET LOSS......................................    (306,190)       (706,598)     (250,448)     (619,287)
                                                 =========      ==========     =========    ==========
NET LOSS PER COMMON SHARE.....................   $   (0.14)     $    (0.21)    $   (0.11)   $    (0.10)
                                                 =========      ==========     =========    ==========
WEIGHTED AVERAGE COMMON SHARES OUTSTANDING....   2,214,423       3,293,716     2,214,423     6,217,422
                                                 =========      ==========     =========    ==========


          See accompanying notes to consolidated financial statements.

                FAMOUS DAVE'S OF AMERICA, INC. AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY

                                                                              UNREALIZED GAIN
                             COMMON STOCK       ADDITIONAL       STOCK           (LOSS) ON
                          -------------------     PAID-IN     SUBSCRIPTION       SECURITIES       ACCUMULATED
                           SHARES     AMOUNT      CAPITAL      RECEIVABLE    AVAILABLE-FOR-SALE     DEFICIT        TOTAL
                           ------     ------    ----------    ------------   ------------------   -----------      -----
BALANCE -- DECEMBER 31,
  1994..................  2,000,000   $20,000   $   980,000    $(574,730)         $      0         $       0    $   425,270
  Payments received on
    stock
    subscription........         --        --            --      574,730                --                --        574,730
  Net loss..............         --        --            --           --                --          (306,190)      (306,190)
                          ---------   -------   -----------    ---------          --------         ---------    -----------
BALANCE -- DECEMBER 31,
  1995..................  2,000,000    20,000       980,000            0                 0          (306,190)       693,810
  Termination of S
    Corporation
    status..............         --        --      (681,127)          --                --           681,127              0
  Private placement of
    common stock at
    $3.50 per share, net
    of issuance costs...  1,356,250    13,563     4,125,153           --                --                --      4,138,716
  Initial public
    offering of common
    stock at $6.50 per
    share, net of
    issuance costs......  2,645,000    26,450    15,162,489           --                --                --     15,188,939
  Change in unrealized
    gain (loss) on
    securities
    available-for-
    sale................         --        --            --           --           (11,850)               --        (11,850)
  Net loss..............         --        --            --           --                --          (706,598)      (706,598)
                          ---------   -------   -----------    ---------          --------         ---------    -----------
BALANCE -- DECEMBER 29,
  1996..................  6,001,250    60,013    19,586,515            0           (11,850)         (331,661)    19,303,017
  Exercise of stock
    options.............     14,000       140        13,860           --                --                --         14,000
  Change in unrealized
    gain (loss) on
    securities
    available-for-
    sale................         --        --            --           --            17,350                --         17,350
  Net loss..............         --        --            --           --                --          (619,287)      (619,287)
                          ---------   -------   -----------    ---------          --------         ---------    -----------
BALANCE -- MARCH 30,
  1997 (UNAUDITED)......  6,015,250   $60,153   $19,600,375    $       0          $  5,500         $(950,948)   $18,715,080
                          =========   =======   ===========    =========          ========         =========    ===========

          See accompanying notes to consolidated financial statements.

                FAMOUS DAVE'S OF AMERICA, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                        YEAR ENDED              THIRTEEN WEEKS ENDED
                                                ---------------------------   -------------------------
                                                DECEMBER 31,   DECEMBER 29,    MARCH 31,     MARCH 30,
                                                    1995           1996          1996          1997
                                                ------------   ------------    ---------     ---------
                                                                              (UNAUDITED)   (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net loss....................................   $ (306,190)   $   (706,598)    $(250,448)  $  (619,287)
  Adjustments to reconcile net loss to cash
     flows from operating activities:
     Depreciation and amortization............       17,009         273,152         7,948       157,166
  Changes in working capital items --
     Inventories..............................      (10,921)       (155,673)       (6,433)      (18,968)
     Prepaids and other current assets........      (66,434)       (508,414)      (56,459)       (4,124)
     Accounts payable.........................      109,974         335,936       213,823       413,714
     Other current liabilities................       29,493         164,937        71,869       147,215
                                                 ----------    ------------     ---------   -----------
       Cash flows from operating activities...     (227,069)       (596,660)      (19,700)       75,716
                                                 ----------    ------------     ---------   -----------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchases of property, equipment and
     leasehold improvements...................     (808,369)     (4,241,596)     (115,770)     (154,174)
  Increase in construction in progress........      (73,487)       (118,644)     (421,318)     (868,911)
  Net increase in available-for-sale
     securities...............................            0      (9,429,038)            0      (402,659)
  Purchase of intangibles.....................            0         (63,180)            0        (8,753)
  Payment of pre-opening expenses.............            0        (247,978)       (7,180)       (7,987)
                                                 ----------    ------------     ---------   -----------
     Cash flows from investing activities.....     (881,856)    (14,100,436)     (544,268)   (1,442,484)
                                                 ----------    ------------     ---------   -----------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from private placement of stock,
     net of issuance costs....................            0       4,138,716             0             0
  Proceeds from initial public offering, net
     of issuance costs........................            0      15,188,939             0             0
  Payments on capital lease obligations.......            0         (64,741)            0       (39,147)
  Advances on note payable -- stockholder,
     net......................................      276,046         240,525       493,407             0
  Proceeds from exercise of stock options.....            0               0             0        14,000
  Payments on mortgage note payable --
     contract for deed........................            0               0             0       (82,464)
  Proceeds from mortgage note payable --
     bank.....................................      375,000               0             0             0
  Payments on mortgage note payable -- bank...      (27,177)              0             0             0
  Payments received on stock subscription.....      574,730               0             0             0
                                                 ----------    ------------     ---------   -----------
     Cash flows from financing activities.....    1,198,599      19,503,439       493,407      (107,611)
                                                 ----------    ------------     ---------   -----------
INCREASE (DECREASE) IN CASH AND CASH
  EQUIVALENTS.................................       89,674       4,806,343       (70,561)   (1,474,379)
CASH AND CASH EQUIVALENTS, BEGINNING..........       10,623         100,297       100,297     4,906,640
                                                 ----------    ------------     ---------   -----------
CASH AND CASH EQUIVALENTS, ENDING.............   $  100,297    $  4,906,640     $  29,736   $ 3,432,261
                                                 ==========    ============     =========   ===========

          See accompanying notes to consolidated financial statements.

                FAMOUS DAVE'S OF AMERICA, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                    DECEMBER 29, 1996 AND DECEMBER 31, 1995
                (INCLUDING DATA APPLICABLE TO UNAUDITED PERIODS)

(1) NATURE OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES


     NATURE OF BUSINESS -- Famous Dave's of America, Inc. (the Company) was incorporated in the State of Minnesota on March 14, 1994. The Company develops, owns and operates American roadhouse style barbeque restaurants (the Units) under the name "Famous Dave's". As of December 29, 1996 and March 30, 1997, the Company owned and operated three restaurants; one located in the Linden Hills neighborhood of Minneapolis, one in Roseville, Minnesota and the third in Calhoun Square in Minneapolis. As of March 30, 1997, the Company had five units in development in the Minneapolis/St. Paul area and one in Madison, Wisconsin. During April 1997, the Company opened one of these units in Maple Grove, Minnesota, and in June 1997, the Company opened another unit in the Highland Park neighborhood of St. Paul, Minnesota.


     UNAUDITED INTERIM FINANCIAL INFORMATION -- The financial statements as of March 30, 1997 and for the thirteen weeks ended March 30, 1997 and March 31, 1996 are unaudited, but include all adjustments (consisting of normal recurring adjustments) which management considers necessary for a fair presentation.

     PRINCIPLES OF CONSOLIDATION -- The consolidated financial statements include the accounts of Famous Dave's of America, Inc. and its wholly owned subsidiaries Lake & Hennepin BBQ and Blues, Inc. and D&D of Minnesota, Inc. Lake & Hennepin BBQ and Blues, Inc. and D&D of Minnesota, Inc. had no operating activity through March 30, 1997. All significant intercompany transactions and balances have been eliminated in consolidation.

     FISCAL YEAR -- Beginning January 1, 1996, the Company adopted a 52/53 week accounting period ending on the Sunday nearest December 31 of each year. Fiscal year 1996 was a 52 week year. Prior periods using a calendar year end have not been restated for comparative purposes as the differences are immaterial.

     CASH AND CASH EQUIVALENTS -- The Company includes as cash equivalents certificates of deposit and all other investments with original maturities of three months or less when purchased which are readily convertible into known amounts of cash.

     INVENTORIES -- Inventories consist principally of food, beverages and retail goods and are recorded at the lower of cost (first-in, first-out) or market.

     DEPRECIATION -- Property, equipment and leasehold improvements are recorded at cost. Improvements are capitalized while repair and maintenance costs are charged to operations when incurred. Furniture, fixtures and equipment are depreciated using the straight-line method over five to seven years. Leasehold improvements are amortized using the straight-line method over the shorter of their estimated useful lives or the lease term including option periods.

     PRE-OPENING EXPENSES -- It is the Company's policy to capitalize the direct and incremental costs associated with opening a new Unit which consist primarily of hiring and training the initial workforce and other direct costs. These costs are amortized over the first twelve months of the Unit's operations if the recoverability of such costs can be reasonably assured. Expenses incurred prior to opening the Company's first Unit were charged to operations when incurred due to the developmental nature of the Unit.

     MUSIC PRODUCTION COSTS -- In accordance with Statement of Financial Accounting Standards No. 50 "Financial Reporting in the Record and Music Industry", the Company has expensed all amounts related to music production costs in the period incurred.

     RIB PROMOTIONAL ACTIVITY -- The Company incurs expenses for participation in rib festivals and other events and records these expenses in the period incurred, net of any related revenues generated by the activity.

     INCOME TAXES -- Through March 3, 1996 the Company, with the consent of its then sole shareholder, had elected under the Internal Revenue Code to be an S Corporation. In lieu of corporation income taxes, a

                FAMOUS DAVE'S OF AMERICA, INC. AND SUBSIDIARIES shareholder of an S Corporation is taxed on his proportionate share of the company's taxable income. See Note 11.


     RECENTLY ISSUED ACCOUNTING STANDARDS -- During 1996 the Company adopted Financial Accounting Standards Board Statement No. 121 "Accounting for the Impairment of Long-Lived Assets and for Long-Lived-Assets to be Disposed Of" (Statement 121). Statement 121 establishes accounting standards for the recognition and measurement of impairment of long-lived assets, certain identifiable intangibles, and goodwill either to be held or disposed of. The adoption of Statement 121 did not have an impact on the Company's financial position or results of operations.



     The Company will adopt in the fiscal year ending December 28, 1997, Statement of Financial Accounting Standards No. 128 "Earnings per Share" (SFAS No. 128), which was issued in February 1997. SFAS No. 128 requires disclosures of basic earnings per share (EPS) and diluted EPS, which replaces the existing primary EPS and fully diluted EPS, as defined by APB No. 15. Basic EPS is computed by dividing net income by the weighted average number of shares of Common Stock outstanding during the year. Dilutive EPS is computed similar to EPS as previously reported provided that, when applying the treasury stock method to common equivalent shares, the Company must use its average share price for the period rather than the more dilutive greater of the average share price or end-of-period share price required by APB No. 15.


     MANAGEMENT'S USE OF ESTIMATES -- The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     NET LOSS PER COMMON SHARE -- Net loss per common share is computed by dividing net loss by the weighted average number of common shares outstanding and dilutive common equivalent shares assumed to be outstanding during each period. Common equivalent shares consist of dilutive options to purchase common stock. However, pursuant to certain rules of the Securities and Exchange Commission, the calculation also includes equity securities, including options and warrants, issued within one year of an initial public offering with an issue price less than the initial public offering price, even if the effect is anti-dilutive. The treasury stock method was used in determining the dilutive effect of such issuances.

     RECLASSIFICATIONS -- Certain amounts in the 1995 consolidated financial statements have been reclassified to conform to the 1996 presentation. These reclassifications had no effect on net loss or shareholders' equity for the year ended December 31, 1995.

(2) SECURITIES AVAILABLE-FOR-SALE

     The Company classifies all investments which are not cash equivalents as securities available-for-sale with all gross unrealized gains or losses included as a separate component of shareholders' equity. There were unrealized gains (losses) of $5,500 and ($11,850) at March 30, 1997 and December 29, 1996.

     Securities available-for-sale at March 30, 1997 and December 29, 1996 consisted of commercial paper and corporate and government securities, are reported at fair value and are due within one year of the financial statement date.

                FAMOUS DAVE'S OF AMERICA, INC. AND SUBSIDIARIES

(3) INVENTORIES

     Inventories consisted of the following at:

                                              DECEMBER 31,   DECEMBER 29,   MARCH 30,
                                                  1995           1996         1997
                                              ------------   ------------   ---------
Food and beverage...........................    $ 4,950        $ 43,898     $ 48,700
Retail goods................................      5,971         122,696      136,862
                                                -------        --------     --------
                                                $10,921        $166,594     $185,562
                                                =======        ========     ========

(4) PROPERTY, EQUIPMENT AND LEASEHOLD IMPROVEMENTS

     Property, equipment and leasehold improvements consisted of the following at:

                                            DECEMBER 31,   DECEMBER 29,   MARCH 30,
                                                1995           1996          1997
                                            ------------   ------------   ---------
Land, buildings and improvements..........   $1,066,447     $4,477,754    $4,504,751
Furniture, fixtures and equipment.........      153,827      1,182,323     1,246,416
Portable kitchen equipment................            0        141,126       166,336
Antiques..................................            0        232,232       272,103
Less: accumulated depreciation............      (17,009)      (197,591)     (297,998)
                                             ----------     ----------    ----------
                                             $1,203,265     $5,837,844    $5,891,608
                                             ==========     ==========    ==========

(5) CONSTRUCTION IN PROGRESS

     Construction in progress consists of direct and indirect costs related to the Company's uncompleted development of its additional Units. Total costs incurred were $1,061,042, $192,131 and $73,487 as of March 30, 1997, December
29, 1996 and December 31, 1995.

(6) NOTES PAYABLE

     MORTGAGE NOTE PAYABLE -- CONTRACT FOR DEED -- The Company has a mortgage note payable of $292,254 as of March 30, 1997 accruing interest at 9% quarterly and secured by land. The principal balance was paid in full in April 1997.

     NOTE PAYABLE -- SHAREHOLDER -- The Company has a $2,000,000 revolving note with its majority shareholder. The note bears interest at 8%, is unsecured and is due on demand. Outstanding balances on the note were $83,371 and $276,046 at December 29, 1996 and December 31, 1995.

     MORTGAGE NOTE PAYABLE -- BANK -- The Company had a mortgage note maturing September 1996, accruing interest at 1% over the prime rate (effective rate of 9.75%) and secured by a real estate mortgage on the site of its proposed St. Paul, Minnesota Unit. The balance outstanding at December 31, 1995 was $347,823. This note was assumed by S&D Land Holdings, Inc. on January 1, 1996 (see Note
7).

     NOTE PAYABLE -- BANK -- The Company has a $1,000,000 revolving note due June 26, 1997, accruing interest at the prime rate (effective rate of 8.50%), and secured by all the assets of the Company and the personal guaranty of the Company's majority shareholder. There were no outstanding balances at March 30, 1997, December 29, 1996 and December 31, 1995.

(7) RELATED PARTY TRANSACTIONS

     S&D LAND HOLDINGS, INC. -- On January 1, 1996, the Company transferred the real estate, excluding improvements, of its Linden Hills Unit and the site of a proposed Unit in St. Paul, Minnesota to its majority

                FAMOUS DAVE'S OF AMERICA, INC. AND SUBSIDIARIES shareholder in exchange for amounts due to the shareholder and assumption of bank debt (see Note 6) totaling $781,023. The Company recognized no gain or loss on the transactions and believes the exchange prices approximated the fair market values of the real estate exchanged. The shareholder concurrently transferred the real estate to S&D Land Holdings, Inc. (S&D), a company wholly owned by the majority shareholder, and entered into leases with the Company for the real estate (see Note 13). At March 30, 1997 and December 29, 1996, the Company owed S&D $91,938 and $48,337.


     GRAND PINES RESORTS, INC. -- Grand Pines Resorts, Inc. (Grand Pines), is a company wholly owned by the majority shareholder of the Company. Grand Pines owns and operates a Famous Dave's restaurant as a licensee of the Company. The Company charges Grand Pines a royalty of 4% of its food sales. Royalty income was $10,648 for the thirteen weeks ended March 30, 1997 and $48,619 and $33,646 for the years ended December 29, 1996 and December 31, 1995. The Company also provides certain management services to Grand Pines for 3% (4% in 1995) of its food sales. Management fee income was $7,986 for the thirteen weeks ended March 30, 1997 and $38,284 and $33,646 for the years ended December 29, 1996 and December 31, 1995. At March 30, 1997 and December 29, 1996, Grand Pines owed the Company $238,736 and $214,549 for royalties, management services and other expenses.


(8) CAPITAL LEASE OBLIGATIONS

     The Company leases certain equipment under agreements that expire through June 2001. Interest is provided for at rates of approximately 11% to 17%. The obligations are secured by the equipment under lease. Total cost and accumulated depreciation of the leased equipment is $968,799 and $76,814 at December 29, 1996.

     Future minimum lease payments as of December 29, 1996 are as follows for the fiscal years ending:

1997........................................................    $  254,026
1998........................................................       254,026
1999........................................................       253,314
2000........................................................       245,492
2001........................................................       156,356
                                                                ----------
Total.......................................................     1,163,214
Less: amount representing interest..........................       259,156
                                                                ----------
Present value of future minimum lease payments..............       904,058
Less: current portion.......................................       162,261
                                                                ----------
Obligations under capital leases, net of current portion....    $  741,797
                                                                ==========

(9) SHAREHOLDERS' EQUITY

     STOCK SPLIT -- On June 11, 1996, the Company declared a 2,000-for-1 stock split. The stock split has been retroactively reflected in the accompanying consolidated financial statements.

     PRIVATE PLACEMENT OF COMMON STOCK -- During July 1996, the Company sold 1,356,250 shares of its common stock in a private placement for $3.50 per share and received net proceeds of approximately $4,100,000.

     INITIAL PUBLIC OFFERING -- During October and November 1996, the Company sold, in an initial public offering, 2,645,000 units consisting of one share of common stock and one Redeemable Class A Warrant for $6.50 per unit. Class A Warrants entitle the holder to purchase one share of common stock. Net proceeds to the Company totaled approximately $15,200,000.

                FAMOUS DAVE'S OF AMERICA, INC. AND SUBSIDIARIES

(10) STOCK OPTIONS

     STOCK OPTION PLAN -- The Company adopted a Stock Option and Compensation Plan (the "Plan") in 1995, pursuant to which options and other awards to acquire an aggregate of 900,000 shares of the Company's common stock may be granted. Stock options, stock appreciation rights, restricted stock, other stock and cash awards may be granted under the Plan. In general, options vest over a period of five years and expire ten years from the date of grant. In addition, the Company has granted certain stock options outside of the Plan.

     The Company applies APB Opinion 25 "Accounting for Stock Issued to Employees" and related Interpretations in accounting for its stock options. Accordingly, no compensation cost has been recognized for its stock options. Had compensation cost for the Company's stock options been determined based on the fair value at the grant dates consistent with the method of Statement of Financial Accounting Standards No. 123 "Accounting for Stock Based Compensation" (Statement 123), the Company's net loss would have been increased to the proforma amounts indicated below:

                                                             1995           1996
                                                             ----           ----
Net loss:
  As reported..........................................    $306,190       $706,598
  Pro forma............................................    $306,738       $866,644
Earnings per share:
  As reported..........................................    $  (0.14)      $  (0.21)
  Pro forma............................................    $  (0.14)      $  (0.26)

     Information regarding the Company's stock options is summarized below:

                                                             1995                             1996
                                                  ---------------------------      ---------------------------
                                                                  WEIGHTED                         WEIGHTED
                                                                  AVERAGE                          AVERAGE
                                                  SHARES       EXERCISE PRICE      SHARES       EXERCISE PRICE
                                                  ------       --------------      ------       --------------
Options outstanding, beginning of year........          0          $0.00           150,000          $1.00
  Granted.....................................    150,000           1.00           365,000           5.10
  Canceled....................................          0           0.00                 0           0.00
  Exercised...................................          0           0.00                 0           0.00
                                                  -------          -----           -------          -----
Options outstanding, end of year..............    150,000          $1.00           515,000          $3.90
                                                  =======          =====           =======          =====
Options exercisable, end of year..............          0          $0.00            55,000          $2.51
                                                  =======          =====           =======          =====
Weighted average fair value of options
  granted.....................................                     $0.44                            $3.85
                                                                   =====                            =====

     Of the 365,000 stock options granted during 1996, 75,000, with exercise prices ranging from $4.33 to $6.75 per share, were granted outside of the Plan.

     Options outstanding at December 29, 1996 have an exercise price ranging between $1.00 and $7.00 and a weighted average remaining contractual life of
9.47 years.

                FAMOUS DAVE'S OF AMERICA, INC. AND SUBSIDIARIES

     In determining the compensation cost of the options granted during 1996 and 1995, as specified by Statement 123, the fair value of each option grant has been estimated on the date of grant using the Black-Scholes option pricing model and the weighted average assumptions used in these calculations are summarized below:

                                                               1995          1996
                                                               ----          ----
Risk free interest rate..................................          7%            7%
Expected life of options granted.........................    10 years      10 years
Expected volatility of options granted...................        0.0%         34.3%

(11) INCOME TAXES

     The Company was an S Corporation through March 3, 1996 and incurred losses totaling $681,127. Accordingly, these losses have been recognized by the Company's majority stockholder on his personal tax return. These losses have been reclassed to additional paid-in capital during 1996.

     From March 4, 1996 through December 29, 1996 the Company generated a net operating loss of approximately $330,000 which, if not used, will expire in 2011. During the thirteen weeks ended March 30, 1997, an additional net operating loss of approximately $620,000 was generated which, if not used, will expire in 2012. Future changes in the ownership of the Company may place limitations on the use of this net operating loss carryforward. The Company has recorded a full valuation allowance against its deferred tax asset due to the uncertainty of realizing the related benefit.

                                                                DECEMBER 31,    DECEMBER 29,
                                                                    1995            1996
                                                                ------------    ------------
Net operating loss carryforward.............................         $0          $ 133,000
Valuation allowance.........................................          0           (133,000)
                                                                     --          ---------
  Net deferred taxes........................................         $0          $       0
                                                                     ==          =========

(12) SUPPLEMENTAL CASH FLOWS INFORMATION

                                                               DECEMBER 31,    DECEMBER 29,    MARCH 30,
                                                                   1995            1996          1996
                                                               ------------    ------------    ---------
Cash paid for interest.....................................       $9,067         $ 90,675       $32,375
                                                                  ======         ========       =======
Non cash investing and financing activities:
Equipment purchased under capital lease obligations........           $0         $968,799       $     0
                                                                  ======         ========       =======
Change in unrealized loss on securities
  available-for-sale.......................................           $0         $ 11,850       $17,350
                                                                  ======         ========       =======
Purchase of land with contract for deed....................           $0         $389,673       $     0
                                                                  ======         ========       =======
Real estate exchanged to retire debt.......................           $0         $781,023       $     0
                                                                  ======         ========       =======

(13) COMMITMENTS AND CONTINGENCIES

     OPERATING LEASES -- As of December 29, 1996, the Company has entered into various operating leases as follows:

     LEASES WITH S&D LAND HOLDINGS, INC. -- The Company leases the real estate for certain of its current or proposed Units from S&D Land Holdings, Inc., a company wholly owned by the Company's majority

                FAMOUS DAVE'S OF AMERICA, INC. AND SUBSIDIARIES stockholder. Each lease generally has a ten-year term with two five-year options to extend and requires the payment of base rent plus the payment of real estate taxes and operating expenses as follows:

     Linden Hills Unit -- Base rent of $48,800 per year payable monthly, adjusted annually for inflation. Expires in 2005 with two five-year extensions available.

     Roseville Unit -- Base rent of $82,200 per year payable monthly, adjusted annually for inflation. Expires in 2003 with one five-year extension available.

     Proposed St. Paul, Minnesota Unit -- Base rent of $44,900 per year payable monthly effective June 1, 1997, adjusted annually for inflation. Expires in 2005 with two five-year extensions available.

     Proposed Minnetonka, Minnesota Unit -- Base rent of $124,129 per year payable monthly effective July 1, 1997, adjusted annually for inflation. Expires in 2005 with two five-year extensions available.

     CORPORATE OFFICE -- The Company has a lease for its corporate office space that expires in 1998. Base rent is $3,951 per month. The Company also is required to pay its pro rata share of real estate taxes and operating expenses.

     CALHOUN SQUARE UNIT -- The Company leases space for its Calhoun Square Unit under a lease that expires in 2011, but may be terminated at the Company's election after the first five years. The lease requires initial base rent of $159,516 per year payable monthly, plus a percentage rent of 5% of annual gross sales in excess of $3,129,320, payable annually. The Company has the right to extend the term for two five-year periods. In addition to the base and percentage rents, the lease requires the Company to pay real estate taxes and operating expenses.

     Future minimum rental payments (excluding percentage rents) as of December 29, 1996, for the operating leases described above are as follows for the fiscal years ending:

1997........................................................    $  506,957
1998........................................................       491,153
1999........................................................       459,545
2000........................................................       459,545
2001........................................................       379,787
Thereafter..................................................       987,766
                                                                ----------
     Total..................................................    $3,284,753
                                                                ==========

     Rent expense was $128,162 for the thirteen weeks ended March 30, 1997 and $232,456 and $4,650 for the years ended December 29, 1996 and December 31, 1995.

     EMPLOYMENT AGREEMENTS -- As of March 30, 1997 the Company has employment agreements with four of its officers. The agreements require minimum annual compensation of $100,000 to $225,000 and have terms of two to four years. All of the contracts require at least six months' severance payments with a resulting one to two year non-compete with one of the contracts requiring up to twelve months' severance.

     CONCENTRATION OF CREDIT RISK -- The Company maintains cash accounts with various financial institutions. The balances at times may exceed federally insured limits.

(14) SUBSEQUENT EVENTS (UNAUDITED)


     STOCK OPTIONS -- Subsequent to December 29, 1996, the Company granted 452,000 stock options, cancelled 18,500 stock options, and issued 9,000 new shares of Common Stock upon exercise of 9,000 options in accordance with the provisions of the Stock Option and Compensation Plan. The options were granted at prices ranging from $6.63 to $13.00 per share, which was the fair value of the stock at the date of grants. The options vest over five years from the date of grant.

             ======================================================

     NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFER MADE BY THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. NEITHER THE DELIVERY OF THIS PROSPECTUS OR PROSPECTUS SUPPLEMENT NOR ANY SALE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER OR SOLICITATION BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANYONE TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION.

                          ---------------------------

                               TABLE OF CONTENTS

                                           PAGE
                                           ----
Prospectus Summary.....................       3
Risk Factors...........................       6
Use of Proceeds........................      10
Dilution...............................      11
Price Range of Common Stock and
  Dividend Policy......................      12
Capitalization.........................      12
Management's Discussion and Analysis of
  Financial Condition and Results of
  Operations...........................      13
Business...............................      19
Management.............................      27
Certain Transactions...................      29
Principal Shareholders.................      30
Description of Securities..............      31
Legal Matters..........................      33
Experts................................      33
Additional Information.................      33
Index to Consolidated Financial
  Statements...........................     F-1

             ======================================================

             ======================================================

                                2,645,000 SHARES

                               FAMOUS DAVE'S LOGO
                                  COMMON STOCK
                         ------------------------------

                                   PROSPECTUS
                         ------------------------------

                                 JUNE 18, 1997


             ======================================================

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     The Company is governed by Minnesota Statutes Chapter 302A. Minnesota Statutes Section 302A.521 provides that a corporation shall indemnify any person made or threatened to be made a party to any proceeding by reason of the former or present official capacity of such person against judgments, penalties, fines, including, without limitation, excise taxes assessed against such person with respect to an employee benefit plan, settlements, and reasonable expenses, including attorney's fees and disbursements, incurred by such person in connection with the proceeding, if, with respect to the acts or omissions of such person complained of in the proceeding, such person has not been indemnified by another organization or employee benefit plan for the same expenses with respect to the same acts or omissions; acted in good faith; received no improper personal benefit and Section 302A.255, if applicable, has been satisfied; in the case of a criminal proceeding, had no reasonable cause to believe the conduct was unlawful; and in the case of acts or omissions by persons in their official capacity for the corporation, reasonably believed that the conduct was in the best interests of the corporation, or in the case of acts or omissions by persons in their capacity for other organizations, reasonably believed that the conduct was not opposed to the best interests of the corporation.

     As permitted by Section 302A.251 of the Minnesota Statutes, the Articles of Incorporation of the Company provide that a director shall have no personal liability to the Company and its shareholders for breach of his fiduciary duty as a director, to the fullest extent permitted by law.

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The estimated expenses in connection with the issuance and distribution of the Shares registered hereby are set forth in the following table:

Legal fees and expenses.....................................   15,000
Accounting fees and expenses................................   10,000
Transfer agent fees and expenses............................    1,000
Printing and engraving expenses.............................   15,000
Miscellaneous...............................................    9,000
                                                              -------
  Total.....................................................  $50,000
                                                              =======

ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES.

     In connection with the formation of the Company in March, 1994, the Company issued 2,000,000 shares of Common Stock to David W. Anderson, Chairman and Chief Executive Officer, for an aggregate of $1,000,000. The Company believes that such sale of securities was exempt from registration pursuant to Section 4(2) of the Securities Act as an isolated sale to an "Accredited Investor" as defined in Regulation D of the Securities Act of 1933, as amended (the "Securities Act"). In connection with additional capitalization of the Company on July 29, 1996, the Company sold and issued an aggregate of 1,356,250 shares of Common Stock to certain "Accredited Investors" for a total aggregate consideration of $4,746,875. R.J. Steichen & Co., Inc., the Underwriter, was involved in such offering and received Agent's commissions totaling $427,219 pursuant to such offering. The Company believes that each and every such sale and issuance of such securities was made to an "Accredited Investor" on the basis of representations made in writing to the Company by each purchaser prior to such sale and thus was exempt from registration pursuant to Section 4(2) of the Securities Act and Rule 506 promulgated thereunder.

ITEM 27. EXHIBITS.


EXHIBIT NO.                      DESCRIPTION OF EXHIBIT
-----------                      ----------------------
    1.1       Form of Underwriting Agreement*
    1.2       Form of Underwriter's Warrant*
    3.1       Articles of Incorporation*
    3.2       By-laws*
    3.3       Amendment to Articles of Incorporation dated May 31, 1996
              increasing the number of authorized shares*
    4         Warrant Agreement dated
    5         Opinion of Maslon Edelman Borman & Brand, a Professional
              Limited Liability Partnership*
   10.1       Lease Agreement by and between S&D Land Holdings, Inc., and
              Famous Dave's of Minneapolis, Inc. as of January 1, 1996
              (Linden Hills)*
   10.2       Lease Agreement by and between S&D Land Holdings, Inc., and
              Famous Dave's of Minneapolis, Inc. as of January 1, 1996
              (Highland Park)*
   10.3       Lease Agreement by and between S&D Land Holdings, Inc., and
              Famous Dave's of Minneapolis, Inc. as of January 15, 1996
              (Minnetonka)*
   10.4       Sublease Agreement by and between S&D Land Holdings, Inc., and Famous Dave's of Minneapolis, Inc. as of January 1, 1996
              (Roseville)*
   10.5       Lease Agreement by and between Calhoun Square Associates
              Limited Partnership and Lake & Hennepin BBQ and Blues, Inc.
              dated January 4, 1996, as amended on March 26, 1996 and as further amended on July 15, 1996 (Calhoun Square)*
   10.6       Assignment and Assumption of Lease Agreement by and between
              Innovative Gaming, Inc., Carlson Real Estate Company, and
              Famous Dave's of America, Inc. as of May 13, 1996 and Side
              Agreement dated May 16, 1996 between Innovative Gaming, Inc.
              and Famous Dave's of America, Inc. (corporate headquarters)*
   10.7       Company's 1995 Stock Option and Compensation Plan*
   10.8       Employment Agreement between the Company and David W.
              Anderson dated as of March 4, 1996*
   10.9       Employment Agreement between the Company and William L. Timm dated as of March 4, 1996*
   10.10      Employment Agreement between the Company and Mark A. Payne dated as of August 12, 1996*
   10.11      Trademark License Agreement between Famous Dave's of
              America, Inc. and Grand Pines Resorts, Inc.*
   10.12      Management Agreement dated January 1, 1996 between Famous
              Dave's Enterprises, Inc. and Famous Dave's of Minneapolis,
              Inc.*
   10.13      Amendment dated August 12, 1996 to the Company's 1995 Stock
              Option and Compensation Plan*
   10.14      Employment Agreement dated as of December 18, 1996 between the Company and Stanley R. Herman, as amended as of July 23,
              1997, incorporated by reference from Exhibit 10.12 to the
              Company's Annual Report on Form 10-KSB for the fiscal year ended December 29, 1996 (the "1996 10-K").
   10.15      Employment Agreement dated as of July 23, 1997 between the
              Company and Douglas S. Lanham, incorporated by reference to
              Exhibit 10.13 to the 1996 10-K.
   24.1       Consent of Maslon Edelman Borman & Brand, a Professional
              Limited Liability Partnership (included in Exhibit 5)*
   24.2       Consent of Lund Koehler Cox & Company, PLLP**
   25         Powers of Attorney*


-------------------------
 * Previously filed.

** Filed herewith.

ITEM 28. UNDERTAKINGS.

     Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     The undersigned small business issuer hereby undertakes that it will:

          (1) File, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to (i) include any prospectus required by Section 10(a)(3) of the Securities Act; (ii) reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement; and (iii) include any additional or changed material information on the plan of distribution.

          (2) For determining any liability under the Securities Act, treat the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the small business issuer under Rule 424(b)(1) or
     (4) or Rule 497(h) under the Securities Act as part of this registration statement as of the time the Commission declared it effective.

          (3) For determining any liability under the Securities Act, treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the registration statement, and that offering of the securities at that time as the initial bona fide offering of those securities.

     The small business issuer hereby undertakes to provide to the Underwriter at the closing specified in the Underwriting Agreement certificates in such denominations and registered in such names as required by the Underwriter to permit prompt delivery to each purchaser.

                                   SIGNATURES


     In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and has authorized this Post-Effective Amendment No. 2 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Minneapolis, State of Minnesota, on June 17, 1997.


                                          FAMOUS DAVE'S OF AMERICA, INC.

                                          By        /s/ DOUGLAS S. LANHAM

                                            ------------------------------------
                                                  Chief Executive Officer and
                                                    Chief Operating Officer


     In accordance with the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 2 to the Registration Statement has been signed by the following persons in the capacities and on the dates stated.



                  SIGNATURE                                     TITLE                       DATE
                  ---------                                     -----                       ----

                      *                        Chairman of the Board                    June 17, 1997
---------------------------------------------
                David W. Anderson

            /s/ DOUGLAS S. LANHAM              Chief Executive Officer and Chief        June 17, 1997
---------------------------------------------  Operating Officer (Principal Executive
                Douglas S. Lanham              Officer)

              /s/ MARK A. PAYNE                President, Secretary and Treasurer       June 17, 1997
---------------------------------------------
                  Mark A. Payne

            /s/ STEVEN E. OPDAHL               Vice President, Finance, Chief           June 17, 1997
---------------------------------------------  Financial Officer and Assistant
                Steven E. Opdahl               Secretary (Principal Financial and
                                               Accounting Officer)

                      *                        Director                                 June 17, 1997
---------------------------------------------
                Thomas J. Brosig

                                               Director
---------------------------------------------
               Richard L. Monfort

                      *                        Director                                 June 17, 1997
---------------------------------------------
                Martin J. O'Dowd



*By     /s/ MARK A. PAYNE


     ---------------------------
            Mark A. Payne
          Attorney-in-Fact

       INDEX TO EXHIBITS


                                                                              PAGE
EXHIBIT NO.                       DESCRIPTION OF EXHIBIT                     NUMBER
-----------                       ----------------------                     ------
    3.1        Articles of Incorporation*
    3.2        By-laws*
    3.3        Amendment to Articles of Incorporation dated May 31, 1996
               increasing the number of authorized shares*
    4          Warrant Agreement dated as of October 21, 1996 by and
               between Famous Dave's of America, Inc. and Firstar Trust
               Company.*
    5          Opinion of Maslon Edelman Borman & Brand, a Professional
               Limited Liability Partnership*
   10.1        Lease Agreement by and between S&D Land Holdings, Inc., and
               Famous Dave's of Minneapolis, Inc. as of January 1, 1996
               (Linden Hills)*
   10.2        Lease Agreement by and between S&D Land Holdings, Inc., and
               Famous Dave's of Minneapolis, Inc. as of January 1, 1996
               (Highland Park)*
   10.3        Lease Agreement by and between S&D Land Holdings, Inc., and
               Famous Dave's of Minneapolis, Inc. as of January 15, 1996
               (Minnetonka)*
   10.4        Sublease Agreement by and between S&D Land Holdings, Inc., and Famous Dave's of Minneapolis, Inc. as of January 1, 1996
               (Roseville)*
   10.5        Lease Agreement by and between Calhoun Square Associates
               Limited Partnership and Lake & Hennepin BBQ and Blues, Inc.
               dated January 4, 1996, as amended on March 26, 1996 and as further amended on July 15, 1996 (Calhoun Square)**
   10.6        Assignment and Assumption of Lease Agreement by and between
               Innovative Gaming, Inc., Carlson Real Estate Company, and
               Famous Dave's of America, Inc. as of May 13, 1996 and Side
               Agreement dated May 16, 1996 between Innovative Gaming, Inc.
               and Famous Dave's of America, Inc. (corporate headquarters)*
   10.7        Company's 1995 Stock Option and Compensation Plan*
   10.8        Employment Agreement between the Company and David W.
               Anderson dated as of March 4, 1996*
   10.9        Employment Agreement between the Company and William L. Timm dated as of March 4, 1996*
   10.10       Employment Agreement between the Company and Mark A. Payne dated as of August 12, 1996*
   10.11       Trademark License Agreement between Famous Dave's of
               America, Inc. and Grand Pines Resorts, Inc.*
   10.12       Management Agreement dated January 1, 1996 between Famous
               Dave's Enterprises, Inc. and Famous Dave's of Minneapolis,
               Inc.*
   10.13       Amendment dated August 12, 1996 to the Company's 1995 Stock
               Option and Compensation Plan*
   24.1        Consent of Maslon Edelman Borman & Brand, a Professional
               Limited Liability Partnership (included in Exhibit 5)*
   24.2        Consent of Lund Koehler Cox & Company, PLLP**
   25          Powers of Attorney*


-------------------------
 * Previously filed.


** Filed herewith.